ASSET PURCHASE AGREEMENT

Among

COLLECTORS UNIVERSE, INC.,

GEMPRINT CORPORATION,

CVF TECHNOLOGIES CORPORATION,

HEPTAGON INVESTMENTS LTD.

and

1456733 ONTARIO, INC.

Dated:

November 25, 2005

ARTICLE I    DEFINITIONS                                                                                                                                             1
1.1    Specific.                                                                                                                                                       1
1.2    General.                                                                                                                                                      11

ARTICLE II    SALE AND PURCHASE OF ASSETS                                                                                                  11
2.1    Assets to be Transferred.                                                                                                                       11
2.2    Excluded Assets.                                                                                                                                      11
2.3    Title to Purchased Assets.                                                                                                                      12
2.4    Consents to Assignment.                                                                                                                        12

ARTICLE III    ASSUMPTION OF LIABILITIES                                                                                                          12
3.1    Assumed Liabilities                                                                                                                                  12
3.2    Excluded Liabilities.                                                                                                                                  13
3.3    Contested Obligations.                                                                                                                            15

ARTICLE IV   PURCHASE PRICE, ESCROW, PAYMENT AND RELATED MATTERS                                      15
4.1    Purchase Price.                                                                                                                                          15
4.2    Contingent Payments                                                                                                                               15
4.3    Escrow.                                                                                                                                                       16
4.4    Payment of the Purchase Price.                                                                                                              16
4.5    Disbursement Schedule                                                                                                                           16
4.6    Transfer Taxes                                                                                                                                           17
4.7    Allocation of Purchase Price.                                                                                                                  17
4.8    [Intentionally omitted.]                                                                                                                             17
4.9    [Intentionally omitted.]                                                                                                                             17
4.10          GST Election                                                                                                                                              17
4.11          Accounts Receivable Election                                                                                                                17
4.12          Deferred Revenue Election                                                                                                                      17

ARTICLE VCLOSING                                                                                                                                                                18
5.1    Time and Place                                                                                                                                           18
5.2    Transactions Upon the Execution of this Agreement                                                                         18
5.3    Transactions at the Closing.                                                                                                                    18

ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF SELLER, CVF AND HEPTAGON                      20
6.1    Organization; Authority; Due Authorization.                                                                                       20
6.2    No Violation                                                                                                                                                21
6.3    Licenses; Regulatory and Other Approvals.                                                                                         22
6.4    Title to Purchased Assets                                                                                                                        22
6.5    Financial Condition.                                                                                                                                   22
6.6    Tax Matters.                                                                                                                                                25
i

6.7    Compliance with Applicable Laws; Governmental Matters.                                                               26
6.8    Litigation.                                                                                                                                                    28
6.9    Property of Seller.                                                                                                                                      29
6.10          Agreements.                                                                                                                                               31
6.11          Labor and Employment Matters.                                                                                                             32
6.12          Employee Benefits                                                                                                                                     33
        (a)    Compliance with Applicable Law, etc                                                                             33
        (b)    Pension Plan                                                                                                                       33
6.13           Insurance.                                                                                                                                                  34
6.14           Customers, Licensees and Suppliers.                                                                                                    34
6.15           Potential Conflicts of Interest.                                                                                                                34
6.16           Certain Transactions                                                                                                                                34
6.17           Solvency.                                                                                                                                                   35
6.18           Books and Records.                                                                                                                                 35
6.19           Delivery of Documents.                                                                                                                           35
6.20           Subsidiaries                                                                                                                                               35
6.21           No Broker                                                                                                                                                   35
6.22           Non-Residency                                                                                                                                         35
6.23           Full Disclosure.                                                                                                                                         35

ARTICLE VII   REPRESENTATIONS AND WARRANTIES OF BUYER                                                                 37
7.1    Due Incorporation.                                                                                                                                   37
7.2    Authority to Execute and Perform Agreements.                                                                                  37
7.3    Due Authorization; Enforceability                                                                                                         37
7.4    No Violation                                                                                                                                               37
7.5    Regulatory and Other Approvals.                                                                                                          38
7.6    No Broker.                                                                                                                                                  38
7.7    Investment Canada Act                                                                                                                           38

ARTICLE VIII        COVENANTS AND AGREEMENTS OF THE PARTIES EFFECTIVE PRIOR TO CLOSING       38
8.1    Business Examinations and Physical Investigations of Purchased Assets                                   38
8.2    Cooperation; Consents.                                                                                                                          39
8.3    Preservation and Conduct of Business.                                                                                               39
8.5    Interim Seller Financial Statements                                                                                                        41
8.6    Notices.                                                                                                                                                      42
8.7    Non-Competition                                                                                                                                      42
8.8    Employment Matters.                                                                                                                               42
8.9    No Solicitation or Negotiation                                                                                                                43
8.10          Risk of Loss                                                                                                                                               43
8.11          Transition Assistance.                                                                                                                            43
8.12          Assistance in Transfer of Records and Data.                                                                                      44
8.13          Change of Record Title                                                                                                                            44
8.14          Meeting of Seller’s Shareholders                                                                                                           44
8.15          Bulk Sales                                                                                                                                                   44
8.16          GST Registration                                                                                                                                       44

8.17          [Intentionally omitted.]                                                                                                                            44
8.18          SIL                                                                                                                                                               44
8.19          Class B Stock                                                                                                                                             44

ARTICLE IX          CONDITIONS PRECEDENT TO THE OBLIGATION OF EACH PARTY TO CLOSE                    45
9.1    No Action or Proceeding.                                                                                                                        45
9.2    Governmental and Other Approvals.                                                                                                     45
9.3    Shareholder Approval                                                                                                                              45

ARTICLE X    CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE                                45
10.1    Representations and Warranties                                                                                                         45
10.2    Performance of Covenants                                                                                                                    46
10.3    No Adverse Change                                                                                                                               46
10.4    Opinion of Counsel to Seller.                                                                                                                46
10.5    Litigation                                                                                                                                                  46
10.6    Pay-Off Letters.                                                                                                                                       46
10.7    Non-Competition Agreements.                                                                                                             47
10.8    [Intentionally omitted.]                                                                                                                          47

ARTICLE XI    CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE                             47
11.1    Representations and Warranties                                                                                                         47
11.2    Performance of Covenants.                                                                                                                  47

ARTICLE XII   COVENANTS AND AGREEMENTS OF THE PARTIES AFTER CLOSING                                47
12.1    Continuation of Existence.                                                                                                                   47
12.2    Change Seller’s Name                                                                                                                           47
12.3    NWT Receivable                                                                                                                                    48
12.4    Refunds and Remittances                                                                                                                     48

ARTICLE XIII      INDEMNIFICATION                                                                                                                            48
13.1    Indemnification by Seller, CVF and Heptagon.                                                                                 48
13.2    Indemnification by Buyer                                                                                                                     49
13.3    Computation of Losses                                                                                                                         49
13.4    Notice to Indemnifying Party.                                                                                                              50
13.5    Third Party Claims.                                                                                                                                50
13.6    Survival of Representations and Covenants of Seller and the Shareholders                              51
13.7    Survival of Representations and Covenants of Buyer                                                                    52
13.8    Determination of Indemnification Amounts; Limitations.                                                              52
13.9    No Waiver Relating to Claims for Fraud                                                                                            53
13.10          Disbursements                                                                                                                                       53

ARTICLE XIV     TERMINATION; REMEDIES                                                                                                               53
14.1    Termination Without Default                                                                                                               53
14.2    Termination Upon Default                                                                                                                    54
14.3    Specific Performance.                                                                                                                            54
14.4    Attorneys’ Fees                                                                                                                                     54

ARTICLE XV   EXPENSES; CONFIDENTIALITY                                                                                                       55
15.1    Expenses.                                                                                                                                                 55
15.2    Confidentiality                                                                                                                                        55
15.3    Publicity.                                                                                                                                                  56

ARTICLE XVI         NOTICES                                                                                                                                                  56
16.1    Notices.                                                                                                                                                    56

ARTICLE XVII        MISCELLANEOUS                                                                                                                                57
17.1    Further Assurances.                                                                                                                              57
17.2    Modifications and Amendments; Waivers and Consents.                                                             58
17.3    Entire Agreement.                                                                                                                                  58
17.4    Governing Law and Venue                                                                                                                   58
17.5    Binding Effect.                                                                                                                                        58
17.6    Counterparts/Facsimile Signatures.                                                                                                    59
17.7    Section Headings.                                                                                                                                  59
17.8    Currency.                                                                                                                                                 59
17.9    Severability.                                                                                                                                            59
17.10          No Third Party Rights.                                                                                                                          59
17.11          Construction.                                                                                                                                          59
17.12          Time                                                                                                                                                          59
17.13          No Contra Proferentem                                                                                                                          59

Annex
Annex I Shareholders

Exhibits
Exhibit A     Escrow Agreement
Exhibit B     Non-Competition Agreement
Exhibit C     Lock-Up Agreement
Exhibit D     Opinion of Seller’s Counsel

Schedules
Schedule 1.1(a)    Assumed Contracts
Schedule 1.1(b)    Prepaid Items
Schedule 6.1     Jurisdictions
Schedule 6.2      No Violations
Schedule 6.3(a)         Licenses; Required Governmental Approvals
Schedule 6.3(b)        Required Contractual Consents
Schedule 6.4             Liens to be Released
Schedule 6.5(a)        Financial Statements
Schedule 6.5(b)        No Undisclosed Liabilities
Schedule 6.5(c)         Inventories
Schedule 6.5(d)        Accounts Receivable
Schedule 6.5(e)         Accounts Payable
Schedule 6.5(f)         Absence of Changes
Schedule 6.6             Tax Matters
Schedule 6.7(a)         No Actions by Authorities
Schedule 6.7(b)         Hazardous Substances
Schedule 6.8              Litigation
Schedule 6.9(a)         Tangible Personal Property
Schedule 6.9(b)         Intellectual Property
Schedule 6.9(c)         Real Estate
Schedule 6.10            Agreements
Schedule 6.11            Labor Agreements
Schedule 6.12(b)       Pension Plan
Schedule 6.13            Insurance
Schedule 6.14            Customers, Licensees and Suppliers
Schedule 6.15            Conflicts of Interest
Schedule 6.16            Certain Transactions

Schedule 6.1(A)(c)  Shareholders - No Violations
Schedule 6.1(A)(d)  Shareholders- Consents

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of November 25, 2005 is made and entered into by and among Collectors Universe, Inc., a Delaware corporation (“Buyer”), Gemprint Corporation, a corporation incorporated pursuant to the laws of Canada (“Seller”), CVF Technologies Corporation, a Nevada corporation (“CVF”), Heptagon Investments Ltd., a British Virgin Islands corporation (“Heptagon”), and 1456733 Ontario, Inc., an Ontario, Canada corporation (“Shepherd Group”).

RECITALS

A. Seller is engaged in the business of maintaining and marketing a non-invasive identification and registration system for diamonds and other gemstones.

B. CVF, Heptagon and Shepherd Group (collectively, the “Shareholders”) own 64.9%, 4.45%, and 11.6%, respectively, of the issued and outstanding stock of Seller.

C. CVF and Heptagon have each made loans to Seller and hold substantially all of the indebtedness of Seller.

D. Buyer wishes to purchase from Seller the Business (as defined below) together with the Purchased Assets (as defined below), and to assume the Assumed Liabilities (as defined below), and Seller wishes to sell to Buyer the Business together with the Purchased Assets and to have Buyer assume the Assumed Liabilities, upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1  Specific. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Accounts Receivable” of a Person shall mean all accounts, notes, accounts receivable, payment intangibles, contract rights, drafts, and other forms of claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration, whether for goods or other property sold, leased or licensed, services performed or to be performed, or otherwise, owned by that Person or in which that Person has any interest, together with all guarantees, security agreements and other rights and interests guaranteeing or securing the same.

“Affiliate” shall mean with respect to any Person (i) a Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) a Person owning or controlling 10% or more of the outstanding voting securities of such Person or (iii) an officer, director, member or partner of such Person. When the Affiliate is an officer, director, member or partner of such Person, any other Person for which the Affiliate acts in that capacity shall also be considered an Affiliate. For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether its the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, including all exhibits and schedules thereto, as the same may hereafter be amended, modified or supplemented from time to time in accordance with the provisions of Section 17.2.

“Alternative Proposal” shall mean a proposal or offer (other than by Buyer) for a stock purchase, asset acquisition, merger, consolidation or other business combination involving Seller or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of the assets of, Seller (including without limitation, any debt or equity interests in Seller held by any Shareholder, or any interest in CVF).

“Applicable Authority” shall have the meaning specified in Section 6.7(b).

“Applicable Law” shall mean, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, general partners, managers, employees, consultants or agents (in connection with such officer’s, director’s, general partner’s, manager’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Assumed Contracts” shall mean Seller Contracts specified in Schedule 1.1(a) and, subject to the terms and conditions of Section 8.3, all Contracts entered into by Seller in the ordinary course of business and in accordance with the terms of this Agreement after the date hereof, but shall not include any Deferred Item until a Deferred Consent is obtained.

“Assumed Liabilities” shall have the meaning specified in Section 3.1.

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether Federal, state, local or foreign.

“Books and Records” of a Person shall mean all books and records, ledgers, employee records, customer lists, files, correspondence, computer data bases, accounting information and other records of every kind, whether written, computerized or maintained in any other medium, which are owned by that Person or in which that Person has any interest.

“Business” shall mean a non-invasive identification and registration system for diamonds and other gemstones conducted by Seller using the Purchased Assets, as currently constituted and operated and as the same continues to be constituted and operated until the Closing.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by Applicable Law to close.

“Buyer” shall mean Collectors Universe, Inc. a Delaware corporation.

“Buyer Documents” shall mean this Agreement and all other agreements, instruments and certificates to be executed and delivered by Buyer in connection with this Agreement.

“Cash” shall mean money, currency or a credit balance in a deposit account or “money market” account at a bank, brokerage firm or other financial institution.

“Cash Equivalents” shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States or Canadian Government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within one (1) year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States of America, any province of Canada or any political subdivision thereof, (iii) commercial paper issued by any bank or any bank holding company owning any bank maturing no more than one (1) year from the date of its creation and, at the time of acquisition, and (iv) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of acquisition issued by any commercial bank organized under the laws of the United States of America, Canada or any state or province thereof having combined capital and surplus of not less than $250,000,000.

“Closing” shall mean the consummation of the transactions contemplated in this Agreement.

“Closing Date” shall mean the date upon which the Closing occurs.

“Closing Payment” shall have the meaning specified in Section 4.4.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contingent Payment” shall have the meaning specified in Section 4.2

“Contracts” of a Person shall mean all contracts, agreements, warranties, guaranties, indentures, bonds, options, leases, subleases, mortgages, plans, collective bargaining agreements, licenses, registration or verification agreements, maintenance or support agreements, commitments or binding arrangements of any nature whatsoever, express or implied, written or unwritten, and all amendments thereto, entered into or binding upon that Person or to which any property of that Person may be subject.

“Crystal Beam” shall mean Crystal Beam Melody, Inc., a Delaware corporation.

“CVF” shall have the meaning specified in the Preamble.

“Deferred Consent” shall have meaning specification in Section 2.4.

“Deferred Item” shall have meaning specification in Section 2.4.

“Disbursement Schedule” shall have the meaning specified in Section 4.5.

“Effective Time” shall mean 12:01 a.m. Los Angeles time on the day after the Closing Date.

“Environmental Laws” shall have the meaning specified in Section 6.7(b).

“Environmental Orders” shall have the meaning specified in Section 6.7(b).

“Escrow” shall mean the escrow to be opened with the Escrow Agent and established for the sale to Buyer of all of the Purchased Assets in accordance with the terms of this Agreement.

“Escrow Agreement” shall have the meaning given such term in Section 4.3.

“Escrow Holdback” shall mean the $425,000 portion of the Purchase Price to be held in Escrow in accordance with the terms of this Agreement.

“Excluded Assets” shall mean:

(a)  all of Seller’s Cash, Cash Equivalents and marketable securities;

(b)  all Seller Contracts which are not Assumed Contracts;

(c)  all of Seller’s rights to refunds of all or any part of any Taxes paid by Seller prior to, at or after the Effective Time;

(d)  all of Seller’s tax and information returns; all correspondence between Seller and its shareholders; all corporate documents relating to the formation, capitalization and borrowings of Seller or pertaining to its relations with its shareholders; and all other financial records of Seller which do not relate exclusively to Seller’s ownership and operation of the Purchased Assets or the Business; provided, however, that upon reasonable notice from Buyer to Seller or its successors-in-interest, Seller or its successors-in-interest shall provide Buyer with access at no charge to any of the foregoing described material and with copies of any of said documents; and

(e)  all of Seller’s right to receive mail and other communications which do not relate to the ownership of the Purchased Assets or the operation of the Business.

“Excluded Liabilities” shall mean all liabilities and obligations of Seller which are not Assumed Liabilities, including, without limitation, all such liabilities and obligations referred to in Section 3.2 and all other liabilities and obligations of Seller which pertain exclusively to the Excluded Assets, all as determined in a manner consistent with the manner in which the same are determined on Seller Balance Sheet.

“GAAP” shall mean United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, as in effect on the date of this Agreement.

“GST” means all goods and services tax payable under the Excise Tax Act (Canada) or under any provincial legislation similar to such Act and any reference to a specific provision of such Act or any such provincial legislation shall refer to any successor provision thereto of like or similar effect.

“Hazardous Substances” shall have the meaning specified in Section 6.7(b).

“Heptagon” shall have the meaning specified in the Preamble.

“Indemnified Party” shall have the meaning specified in Section 13.4.

“Indemnifying Party” shall have the meaning specified in Section 13.4.

“Indemnity Cap Amount” shall mean (i) the sum of the Purchase Price and the Assumed Liabilities with respect to Section 13.1(f), the representations and warranties set forth in Sections 6.1, 6.4, 6.9(b), 6.1(A)(b) and 6.1(A)(e), and any other representations and warranties of Seller as to title to any of the Purchased Assets or as to any Liens or Permitted Liens relating thereto, and (ii) $1,500,000 with respect to all other representations and warranties of Seller or the Shareholders.

“Indemnity Percentage” shall, for each of CVF and Heptagon, be the percentage set forth opposite such Shareholder’s name on Annex I.

“Intellectual Property” of a Person shall mean all intangible properties owned by that Person or in which that Person has any interest (including the right to use by license or otherwise), and includes, without limitation, (i) all registered and unregistered trademarks, service marks, trade names, trade dress, logos, corporate names, slogans and commercial symbols, all applications therefor, and all associated goodwill; (ii) all domain names and URL’s (including, in the case of Seller, the domain name “gemprint.com”), and all websites and the “look and feel” of all such websites (including, without limitation, each such website’s particular typefaces, color schemes, themes and the like); (iii) all statutory, common law and registered copyrights, all applications therefor and all associated goodwill; (iv) all patents and patent applications, all associated technical information, shop rights, know-how, trade secrets, processes, operating, maintenance and other manuals, drawings and specifications, process flow diagrams and related data, and all associated goodwill; (v) all software developed for Seller pursuant to an agreement between Seller and the software designer designating the software a “work made for hire,” all software developed by an employee of Seller, and all documentation thereof, (including all electronic data processing systems and program specifications, functional specifications, source and object codes, algorithms, architecture, input data, report layouts and format, record file layouts, diagrams, narrative descriptions and flow charts) (collectively, the “owned software,”) and all “off the shelf” software purchased in retail transactions (collectively the “licensed software”) (the “owned software” and the “licensed software” collectively referred to herein as the “Software”); (vi) all other mask works, moral rights, inventions, discoveries, improvements, processes, formulae (secret or otherwise), data, drawings, specifications, trade secrets, confidential information, financial, marketing and business data, the database of scans generated from the operation of the Business and all other databases, pricing and cost models and information, business and marketing plans, operating procedures, customer and supplier lists, knowledge of customer preferences and buying practices and all other ideas (including those in the possession of third parties, but which are the property of that Person); (vii) all drawings, records, books or other tangible media embodying the foregoing; (viii) all rights to obtain and rights to register patents, trademarks and copyrights; and (ix) all rights to sue or recover and retain damages and costs and attorneys fees for present and past infringement of any of the foregoing.

“Inventories” of a Person shall mean all inventories, including, without limitation, inventories of raw materials, work-in-progress, storehouse stocks, materials, supplies, Gemprint certificates of registration, finished goods and consigned goods, owned by that Person or in which that Person has any interest (including the right to use), whether located on the premises of that Person, in transit to or from such premises, in storage facilities or otherwise.

“Knowledge” shall mean, with respect to Seller, the actual knowledge of each of its directors, Jeff Dreben, Robert Nally, John Shepherd, Ian Barnett and Brad Boyko, and its executive officers, Jeff Dreben (Chairman), Brad Boyko (President), and David Lewis (Chief Financial Officer and Secretary), and the knowledge that each such Person would have acquired upon diligent inquiry and the knowledge that is imputed to each such Person and/or Seller by operation of Applicable Law.

“Labor Agreements” of a Person shall mean, collectively, (i) all employment agreements, collective bargaining agreements or other labor agreements to which that Person is a party or by which any of its properties is bound; (ii) all pension, profit sharing, deferred compensation, bonus, stock option, stock purchase, savings, retainer, consulting, retirement, welfare or incentive plans or to which that Person is a party or by which any of its properties is bound; and (iii) all plans or agreements under which “fringe benefits” (including, but not limited to, hospitalization plans or programs, medical insurance, vacation plans or programs, sick plans or programs and related benefits) are afforded to any employees of that Person.

“Licenses” of a Person shall mean all licenses and permits issued to that Person or in which that Person has any interest (including the right to use).

“Lien” shall mean any lien, pledge, mortgage, security interest, lease, charge, conditional sales contract, option, restriction, reversionary interest, right of first refusal, voting trust arrangement, preemptive right, claim under bailment or storage contract, easement or any other adverse claim or right whatsoever.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, Taxes, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual attorneys’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 13.5, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“NWT” shall mean the jurisdiction referred to as the North West Territories.

“NWT Receivable” shall mean the receivable identified in Schedule 6.5(d) as the “NWT Receivable” in an amount which is outstanding as of Closing.

“Order” shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Paid Registration” shall mean a computerized identification scan of a diamond or other gemstone that satisfies all of the following conditions: (a) the scan is made after the Closing Date, (b) the scan is done by a Person using the product presently known as the “Gemprint ISi Registration System,” or such other product as may be marketed or developed by Buyer which utilizes all or part of the Intellectual Property described in Schedule 6.9(b) or any derivative thereof, and (c)(i) the Person making the scan has paid a registration or license fee to Buyer and/or any of its Affiliates with respect to such scan or (ii) if a fee was not paid, the Person making the scan has caused the scan to be stored in a registration system to be maintained by Buyer, any of its Affiliates or any other Person from whom Buyer receives a direct or indirect economic benefit.

“Permitted Liens” shall mean (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due or payable and that are not yet delinquent, or Liens for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of laboratories, carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet due or payable and that are not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; and (iv) Liens securing executory obligations under any lease that constitutes an “operating lease” under GAAP.

“Person” shall mean any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Securities Exchange Act of 1934.

“Prepaid Items” of a Person shall mean all prepaid items (such as insurance deposits, municipal or local tax payments or deposits, utility deposits and the like), deferred charges, reserve accounts and other security and similar deposits owned by that Person or in which that Person has any interest.

“Proceeding” shall have the meaning specified in Section 6.6(b).

“Publication Names and Marks” shall have the meaning specified in Section 12.2.

“Purchased Assets” shall mean all of the Business, goodwill, assets, properties and rights (other than the Excluded Assets) of every nature, kind and description, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the Books and Records of Seller, which are owned by Seller or in which Seller has any interest (including the right to use), including, but not limited to the following:

(a)  all Intellectual Property of Seller;

(b)  all Tangible Personal Property of Seller;

(c)  all Inventories of Seller;

(d)  all of Seller’s Real Property;

(e)  all Prepaid Items of Seller, including, without limitation, those Prepaid Items described in Schedule 1.1(b);

(f)  all transferable Licenses of Seller;

(g)  the Assumed Contracts;

(h)  all Accounts Receivable of Seller;

(i)  all Books and Records of Seller;

(j)  all rights of Seller under express or implied warranties from the suppliers of Seller with respect to the Purchased Assets, to the extent assignable;

(k)  all of Seller’s claims, causes of action, chooses in action, rights of recovery and rights of set-off of any kind other than those relating to the Excluded Assets or Excluded Liabilities;

(l)  all of Seller’s right to receive mail and other communications with respect to the Business and the Purchased Assets, including, without limitation, all telephone and facsimile numbers and electronic mail addresses of Seller;

(m)  all certifications and approvals from all certifying agencies issued to Seller and all of Seller’s rights to all data and records held by certifying agencies;

(n)  any and all of the Seller’s equity interests in Crystal Beam Melody, Inc.;

(o)  all goodwill of the Business as a going concern; and

(p)  all other properties, tangible and intangible, not otherwise referred to above which are owned by Seller or in which it has any interest.

“Purchase Price” shall have the meaning specified in Section 4.1.

“Real Property” of a Person shall mean, collectively, all real properties owned by that Person or in which that Person has any interest or estate (including the right to use or lease), together with all buildings, fixtures, trade fixtures, plant, and all other equipment and improvements located thereon or attached thereto, all of that Person’s rights arising out of ownership or use or lease thereof (including oil and mineral rights), and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Required Contractual Consents” shall mean those consents listed in Schedule 6.3(b).

“Required Governmental Approvals” shall mean those filings, notices or approvals listed in Schedule 6.3(a).

“Seller” shall mean Gemprint Corporation, a corporation incorporated pursuant to the laws of Canada.

“Seller Balance Sheet” shall mean the balance sheet contained in Seller Financial Statements.

“Seller Balance Sheet Date” shall mean September 30, 2005.

“Seller Contract” shall mean any Contract to which Seller is a party.

“Seller Documents” shall mean this Agreement and all other agreements, instruments and certificates to be executed by Seller in connection with this Agreement.

“Seller Financial Statements” shall mean the unaudited balance sheet and statement of income of Seller as of and for the nine-month period ended September 30, 2005, including all notes thereto.

“Seller Material Adverse Effect” or other similar phrase including the word “material” with respect to Seller shall mean any condition, circumstance, change in or effect on the condition (financial or otherwise), intellectual property rights or other assets, liabilities, business, operations or prospects of Seller or the Business that, individually or in the aggregate with any other condition, circumstance, change in or effect thereon, results in or is reasonably likely to result in (i) an adverse effect individually or in the aggregate, of at least $150,000, (ii) a material adverse effect upon the validity, binding effect or enforceability of this Agreement or any other Seller Document or (iii) a material adverse effect upon the ability of Seller to perform its obligations under this Agreement or any other Seller Document.

“Seller Material Contracts” shall mean, collectively, the Contracts of Seller which are required to be identified anywhere in the Schedules by the terms and provisions of this Agreement.

“Shareholders” shall have the meaning specified in the Recitals.

“Shareholder Documents” shall mean this Agreement and all other agreements, documents, instruments and certificates to be executed and delivered by the Shareholders, or any of them, in connection with this Agreement.

“Shepherd Group” shall have the meaning specified in the Preamble.

“Software” shall have the meaning specified in the definition of Intellectual Property.

“Subsidiary” of a Person shall mean each corporation, limited liability company, partnership, joint venture, trust or other entity in which that Person has, directly or indirectly, (a) an equity interest representing 10% or more of any class of the capital stock thereof or other equity interest therein or the management and policies of which that Person has the ability to direct, whether by contract, voting power or otherwise, or (b) at least 50% of the securities or other ownership interests having by their terms ordinary voting power to elect at least 50% of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tangible Personal Property” of a Person shall mean all machinery, equipment, vehicles, furniture, trade fixtures, computers, supplies, spare parts, tools, stores and other tangible personal property owned by that Person, leased by that Person or in which that Person has any other interest (including the right to use), other than the Inventories and the Books and Records of that Person.

“Tax” shall mean any federal, state, provincial, local or foreign tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature (including without limitation, any net income, gross income, gross receipts, sales, use, value added, GST, ad valorem, employer health, transfer, franchise, profits, workers’ compensation, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property (land transfer), personal property, intangible property, occupancy, recording, minimum, capital, Canada or Quebec pension plan, environmental and windfall profits tax, or as a result of any tax sharing or similar agreement, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority. “Taxing” and Taxable” shall have the correlative meanings.

“Tax Authority” shall mean any Authority having jurisdiction over the reporting and payment of any Taxes.

“Tax Benefit” shall mean the aggregate of (a) any increased deductions or losses allowable to the Indemnified Party for federal income tax purposes in the same year or in a subsequent taxable period or reduction in income or gains for federal income tax purposes in the same year or in a subsequent taxable period, multiplied by the aggregate tax-effected marginal tax rate for the Indemnified Party, and (b) the amount of any increase in any Tax credit allowable to the Indemnified Party in the same year or in a subsequent taxable period or reduction in any recapture of Tax credits allowable to the Indemnified Party in the same year or in a subsequent taxable period, in each case determined under the Applicable Laws in effect on the date of payment and discounted to present value from the due date of the Tax Return (without extension) for the period in which such items are allowable to the date of payment of the indemnification amount at the prime rate of interest in effect on the date of payment as quoted in The Wall Street Journal.

“Tax Liability” shall have the meaning specified at Section 6.6(b).

“Tax Return” shall mean any report, election, declaration, claim for refund, estimate, information statement or return (including any schedules and attachments thereto) and any amendments relating to or required to be filed in connection with any Taxes pursuant to the statutes, rules or regulations of any Tax Authority.

“Third Party Claim” shall have the meaning specified in Section 13.5(a).

“Tolkowsky” shall mean Gabi Tolkowsky & Sons B.V.B.A.

“Transfer Taxes” shall mean all Taxes (other than Taxes measured on or by net income) incurred or imposed upon Buyer, Seller or any Subsidiary thereof by reason of the transfer of the Purchased Assets to Buyer pursuant to this Agreement, including, without limitation, sales and use taxes, real property transfer taxes, GST, retail sales tax, excise taxes, and stamp, documentary, filing, recording, permit, license, registration or authorization duties or fees (including penalties and interest in respect of any of the foregoing).

1.2  General. References in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules,” shall be to the Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specifically provided; where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa; the words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any Person shall be deemed to include such Person’s permitted heirs, personal representatives, successors and assigns, (b) to any agreement, any document or any other written instrument shall be a reference to such agreement, document or instrument together with all exhibits, schedules, attachments and appendices thereto, and in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Time and (c) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time prior to the Effective Time. All accounting terms used herein have the meanings ascribed to them under GAAP. References in this Agreement to “Dollars” or “$” shall be to United States dollars.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1  Assets to be Transferred. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Seller, the Shareholders and Buyer herein set forth, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, by appropriate deeds, bills of sale, assignments and other instruments satisfactory to Buyer and its counsel, and Buyer shall purchase from Seller, all of Seller’s right, title and interest, as of the Effective Time, in and to the Purchased Assets.

2.2  Excluded Assets. The Excluded Assets shall be excluded from the Purchased Assets purchased hereunder.

2.3  Title to Purchased Assets. The Purchased Assets shall be conveyed free and clear of all Liens, excepting only the Assumed Liabilities and the Permitted Liens.

2.4  Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without a Required Contractual Consent or Required Governmental Approval, would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder. If a Required Contractual Consent or Required Governmental Approval is not obtained (a “Deferred Consent”), or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, then, in each such case at Closing, (a) the Contract or License to which such Deferred Consent relates (a “Deferred Item”) shall be withheld from sale pursuant to this Agreement, (b) from and after the Closing, Seller and Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, (c) until such Deferred Consent is obtained, Seller and Buyer will cooperate, in all reasonable respects, to provide to Buyer the benefits under the Deferred Item to which such Deferred Consent relates (with Buyer entitled to all the gains and responsible for all the losses, taxes liabilities and/or obligations thereunder), and (d) upon obtaining such Deferred Consent after the Closing, Seller shall execute such transfer instrument for the Deferred Item in form satisfactory to Buyer and its counsel. In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then Buyer and Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such Contract or License, including enforcement for the benefit of Buyer of all claims or rights arising thereunder, and the performance by Buyer of the obligations thereunder on a prompt and punctual basis. Notwithstanding the foregoing, if a Deferred Consent is not obtained within twelve (12) months after the Closing, Buyer may elect not to accept an assignment of such Deferred Item or to assume the obligations thereunder in which event such Deferred Item shall thereupon be an Excluded Asset and all obligations thereunder an Excluded Liability.

ARTICLE III

ASSUMPTION OF LIABILITIES

3.1  Assumed Liabilities. As further consideration for the purchase and sale of the Purchased Assets, Buyer shall, from and after the Effective Time, assume, perform, discharge and pay when due those obligations and liabilities (the “Assumed Liabilities”) of Seller relating to the Business which are specifically set forth in this Section 3.1, but only to the extent specifically set forth in this Section 3.1 and subject to any contrary provisions which may be contained in Section 3.2:

(a)  all unpaid or unperformed obligations and liabilities of Seller under the Assumed Contracts (including, without limitation, under that certain Lease Agreement dated as of March 10, 2005 by and between Fana Burnhamthorpe Corp. and Seller, as amended) arising after the Effective Time, but not arising out of any breach or default thereof prior to the Effective Time; provided, however, that, with respect to a Deferred Item, no assumption shall occur until such time as the Deferred Consent relating thereto has been obtained and if such Deferred Consent is obtained, the assumption shall only be with respect to the unpaid or unperformed obligations and liabilities of Seller under the Deferred Item arising after the date the Deferred Consent is obtained. No person who is not a party to this Agreement shall have any equitable or other rights against Seller or Buyer by virtue of this Agreement;

(b)  the trade payables and accrued expenses of Seller set forth on Schedule 6.5(e) which remain outstanding as of the Closing and are reflected on the Disbursement Schedule (other than the obligation owed to NWT in excess of the amount of the NWT Receivable), and such payables or expenses as may hereafter be incurred in the ordinary course of business conducted in accordance with this Agreement provided, that such additional payables or expenses are reflected on the Disbursement Schedule and the aggregate amount of all such trade payables and accrued expenses, excluding any payables owing to NWT, does not exceed $150,000;

(c)  to the extent immediately following the Closing, Buyer employs Brad Boyko or Nicolae Dinu, each of whom is presently an employee of Seller, and Buyer thereafter terminates either such employee, (i) Buyer shall be responsible for fifty percent (50%) of any severance obligations to such employee based on such employees’ salary and benefits immediately prior to the Closing if the termination occurs within six (6) months of Closing, and (ii) one hundred percent (100%) of any severance obligations to such employee if the termination occurs six (6) months after the Closing;

(d)  all unpaid or unperformed obligations and liabilities of Seller under the Licenses assigned to Buyer hereunder arising after the Effective Time, but not arising out of any breach or default thereof prior to the Effective Time;

(e)  the performance of all warranty work, arising after the Effective Time but relating to products of Seller manufactured or sold by Seller or services provided by Seller prior to the Effective Time;

(f)  the amount payable to Scientific Instrumentation, Ltd. referred to in Section 8.18, but which shall not exceed $41,050 CDN less the trade payable of Seller owed to such party; and

(g)  to the extent not covered by insurance in effect for the benefit of Seller as of the Effective Time, all claims for real or personal injury or property damage which is caused by any defect in any product manufactured by Seller but sold by Buyer after the Effective Time.

3.2  Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume or be liable for any liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, known or unknown, which exist at the Effective Time or which arise thereafter as a result of any act, omission or circumstance taking place prior to the Effective Time, and whether or not the same are reflected on Seller Balance Sheet. Furthermore, notwithstanding anything to the contrary stated in Section 3.1, Buyer shall not assume or be liable for any of the following liabilities or obligations:

(a)  any of Seller’s liabilities or obligations under any Seller Contract which is not an Assumed Contract, or under any Assumed Contract to the extent such liabilities or obligations arise prior to the Effective Time;

(b)  any indebtedness and any trade or other current liability of Seller which is not within the liabilities described in Section 3.1(b);

(c)  any and all liabilities to NWT in excess of the amount of the NWT Receivable; and

(d)  any Tax imposed on Seller;

(e)  except as expressly set forth in Section 3.1(c), any of Seller’s liabilities or obligations relating to the employment of its employees or relating to any Seller benefit plan, including but not limited to unpaid or unperformed wages, salaries, payroll taxes, sick pay, vacation pay, fringe benefits and other employee benefits

(f)  except as expressly set forth in Section 3.1(c), any of Seller’s liabilities or obligations for any severance, “parachute” or other similar payment to any officer, director or employee of Seller arising by virtue of the transactions contemplated herein;

(g)  any of Seller’s liabilities or obligations under any Applicable Law or Order;

(h)  any of Seller’s liabilities or obligations arising from the litigations or other matters described in Schedule 6.8;

(i)  any of Seller’s liabilities or obligations for Taxes, expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation of the consummation) of the transactions contemplated hereby, including, without limitation, all attorney’s and accountant’s fees;

(j)  any of Seller’s liabilities or obligations arising outside of the ordinary course of the Business or otherwise arising by reason of any breach of contract, tort or infringement of the rights of another;

(k)  any of Seller’s liabilities or obligations which would not have existed had each of Seller’s representations and warranties been true as of the date hereof and as of the Effective Time and had Seller complied with each of its covenants contained in this Agreement;

(l)  any of Seller’s liabilities or obligations of any nature to any past or present shareholder of Seller or holder of any indebtedness of Seller; and

(m)  Without limiting Section 3.2(a) or (g), any obligation or liability of Seller to the National Research Council of Canada or any other Person with respect to any Industrial Research Assistance Program, any Contract entered into in connection therewith or any condition or Applicable Law relating thereto.

3.3  Contested Obligations. Nothing contained herein shall require Buyer to pay or discharge any debts or obligations expressly assumed hereby so long as Buyer shall in good faith contest or cause to be contested the amount or validity thereof.

ARTICLE IV

PURCHASE PRICE, ESCROW, PAYMENT AND RELATED MATTERS

4.1  Purchase Price. The total purchase price (the “Purchase Price”) for the Purchased Assets shall consist of a base purchase price of $7,500,000 and, if applicable, contingent payments as specified in Section 4.2.

4.2  Contingent Payments. For a period of five (5) years from the Closing Date, Buyer shall pay to Seller a contingent payment of $1.00 for each Paid Registration in excess of 100,000 Paid Registrations during each twelve (12) month period (or such lesser period described below) ending June 30th (the “Contingent Payments”); provided, however, that (a) for the period commencing on the Closing Date and ending on June 30, 2006, the number of Paid Registrations which must be exceeded before a Contingent Payment is payable shall be prorated based on the number of days in such period, (b) for the period commencing on July 1, 2010 and ending on the fifth anniversary of the Closing Date, the number of Paid Registrations which must be exceeded before a Contingent Payment is payable shall be prorated based on the number of days in such period, and (c) no Contingent Payments shall be payable with respect to Paid Registrations arising after the fifth anniversary of the Closing Date (other than for Paid Registrations relating to scans made prior to such date and for which payment is received by Buyer with ninety (90) days of such date). Contingent Payments, if any, for any period shall be paid by Buyer within ninety (90) days of the end of such period or if the threshold for making a Contingent Payment has been satisfied during such twelve (12) month period, within forty-five (45) days after the end of each quarter during such period, commencing with the quarter in which such threshold is satisfied. Buyer shall furnish to Seller, within ninety (90) days of the end of each twelve (12) month period (or such lesser period) as described above, or such earlier date upon which a Contingent Payment is made, a written Paid Registration and Contingent Payments report setting forth information relating to the determination of the amount of the Contingent Payments for the period. The report shall be certified by the Director of Finance or Chief Financial Officer of the Buyer. During the five (5) year period in which Contingent Payments apply and for a period of two (2) years thereafter, Buyer shall keep accurate and complete records in sufficient detail to enable the Contingent Payments payable under this Agreement to be determined.

During such five (5) years and for a period of two (2) years thereafter, Seller may, upon reasonable notice and subject to the execution of a confidentiality agreement in form satisfactory to Buyer, appoint, at its expense, a member or other employee of a national accounting firm to audit Buyer’s books and records, not more than one time during any twelve (12) month period, relative to Paid Registrations and Contingent Payments reasonably necessary to determine the Contingent Payments payable under this Agreement. If as a result of such audit. Seller disputes the amount of Contingent Payments made by Buyer for the applicable period, Seller shall, within thirty (30) days of the completion of such audit, notify Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, and providing Buyer with a copy of the complete audit report prepared by such accounting firm. In the event of such a dispute, Buyer and Seller shall attempt to resolve in good faith any disputed items and reach a written agreement with respect thereto. If Buyer and Seller are unable to reach a resolution within thirty (30) days after receipt by Buyer of Seller’s written notice of dispute, Buyer and Seller shall submit the items remaining in dispute for final binding resolution to the New York office of an independent national accounting firm as may be mutually acceptable to Buyer and Seller (the “Arbitrating Accountants”), the cost and expenses of which shall be shared equally by Buyer and Seller (or the Shareholders based on their respective Indemnity Percentages). If the disputed items are referred to the Arbitrating Accountants, the Contingent Payments under dispute shall be determined by the Arbitrating Accountants. Such determination shall be (i) in writing, (ii) furnished to Buyer and Seller as soon as practicable, but in no event later than sixty (60) days from the date of submission to the Arbitrating Accountants, (iii)made in accordance with this Agreement, and (iv) nonappealable by the Shareholders, Seller and Buyer or any of their respective Affiliates and successors and not to be subject to collateral attack for any reason other than manifest error or fraud. In the event that the parties agree, or the Arbitrating Accountants, determine, that a shortfall in the payment of Contingent Payments for any twelve (12) month period (or such lesser period described above)

of the Contingent Payment due for such period occurred, Buyer shall pay such shortfall within fourteen (14) days of demand to Seller. In addition, should the shortfall be greater than five percent (5%) of the Contingent Payment Buyer shall pay Seller the reasonable costs of the audit undertaken with respect to the determination of such shortfall.

4.3  Escrow. Immediately upon the execution hereof by the parties hereto, the parties shall deposit an original counterpart of this Agreement with the Escrow Agent. The parties hereto agree that this Agreement, together with the Escrow Agreement attached hereto as Exhibit A, shall constitute the escrow instructions for the transfer of the Purchased Assets and the release of the Purchase Price and the Escrow Holdback (the “Escrow Agreement”). In the event of a conflict between the Escrow Agreement and the terms of this Agreement (exclusive of Exhibit A) then the terms of this Agreement (exclusive of Exhibit A) shall control.

4.4  Payment of the Purchase Price. At the Closing, Buyer shall pay the sum of $7,500,000 (the “Closing Payment”) to the Escrow Agent by means of a wire transfer of immediately available funds into a bank account designated in writing by the Escrow Agent on or before the 2nd business day prior to the Closing.

4.5  Disbursement Schedule. At least three (3) Business Days prior to Closing, Seller shall deliver to Buyer for its review and approval a schedule certified by the President and Chief Financial Officer of Seller (the “Disbursement Schedule”) setting forth all of Seller’s outstanding payment obligations as of the date of the Disbursement Schedule (including without limitation all amounts payable, including the redemption amount and accrued and unpaid dividends plus interest, if any, required to be paid to holders of Seller’s “Class B Stock” under the Seller’s articles of incorporation and amendment for the redemption of such stock and/or with respect to other claims of such holders) together with an estimate of all additional payment obligations that may accrue through the Closing, in each case with the name and address of the payee to whom such obligation is owed. Seller shall make such changes to the Disbursement Schedule as Buyer may reasonably require. Without limiting the foregoing, if the aggregate amount of such obligations (but excluding those trade payables of Seller set forth on Schedule 6.5(e) which are deemed Assumed Liabilities) exceeds $7,000,000, CVF and Heptagon shall, on a pro rata basis, convert into equity of Seller such portion of Seller’s obligations to each of them as may be necessary until the aggregate obligations set forth on the Disbursement Schedule approved by Buyer do not exceed $7,000,000.

4.6  Transfer Taxes. All Transfer Taxes arising out of the sale of the Purchased Assets hereunder, as well as all charges for or in connection with the recording of any document or instrument herein provided, shall be paid by Buyer. Buyer shall also duly and timely file all Tax Returns in connection with such Transfer Taxes.

4.7  Allocation of Purchase Price. It is understood that the total consideration to be received by Seller for the transfer of the Purchased Assets to Buyer shall be the Purchase Price, plus Buyer’s assumption of the Assumed Liabilities, subject to increase by the Contingent Payments, if any. As soon as is reasonably practicable, but in no extent later than 30 calendar days after the Closing, Seller and Buyer shall agree upon the allocation of such total consideration among the Purchased Assets and Assumed Liabilities with the specific allocation amounts subject to the results of a fair market valuation obtained by Buyer; provided, however, that such allocation shall reflect no more than $1,000,000 of tangible assets. Buyer and Seller agree to file the requisite tax forms with their respective federal income tax returns (or as otherwise required by Applicable Law) reflecting the allocation of the Purchase Price. Each party hereto further agrees that it shall not file any return (or treat any item or items thereon) nor make any other statement or submission to the Internal Revenue Service, Canada Revenue Agency or any comparable state or provincial agency, or any court or other judicial or administrative body, which return, item, statement or submission is inconsistent in whole or in part with the agreed upon allocation.

4.8  [Intentionally omitted.]

4.9  [Intentionally omitted.]

4.10  GST Election. Buyer and Seller shall elect jointly pursuant to the provision of subsection 167.(1.1) of the Excise Tax Act (Canada) by completing and filing all prescribed forms and related documents in such manner and at such time as is prescribed, that for the purposes of such Act, no tax is payable under such Act in respect of the Purchased Assets and the Buyer shall be deemed to have acquired the Purchased Assets for use exclusively in commercial activities of the Buyer.

4.11  Accounts Receivable Election. Buyer and Seller shall, at the Closing, jointly execute elections under subsection 22(1) of the Income Tax Act (Canada) in the form prescribed for such purpose in respect of the accounts receivable sold by Seller to Buyer pursuant to the Agreement. Such election shall designate the portions of the Purchase Price allocated in accordance with Schedule 4.7 to such accounts receivable as the consideration paid by Buyer to Seller for the accounts receivable under this Agreement.

4.12  Deferred Revenue Election. Buyer and Seller shall, at the Closing, execute a joint election to have the provision of subsection 20(24) of the Income Tax Act (Canada) apply and shall agree to make such election on a timely basis in accordance with the provisions of subsection 20(25) of such Act. Seller and Buyer agree that Seller shall transfer a portion of the Purchased Assets to Buyer as consideration for the assumption by Buyer of Seller’s obligations pursuant to subsection 12(1)(a) of such Act.

ARTICLE V

CLOSING

5.1  Time and Place. Subject to the provisions of Section 14.1 as to termination without default, the Closing shall take place at the offices of Loeb & Loeb LLP, 10100 Santa Monica Blvd., Suite 2200, Los Angeles, California 90067, at 10:00 a.m. local time on the date which is two (2) Business Days after all conditions precedent to each party’s obligations hereunder have been satisfied or waived or at such other time and place as Buyer and Seller mutually agree in writing, provided, however, that (i) if the Buyer has not obtained its registration under subdivision (d) of Division I of Part IX of the Excise Tax Act (Canada) with respect to GST by such date, Buyer may postpone the Closing for up to 45 days until a date which is two (2) Business Days after such registration is obtained, and (ii) without the prior written consent of Buyer, the Closing shall not occur after December 31, 2005. The parties shall use their best efforts to provide originally signed counterpart documents (and where appropriate facsimile or PDF copies of originally signed counterpart documents) to Loeb & Loeb, LLP and McCarter Grespan Robson Beynon Thompson LLP in advance of the Closing to be held in trust pending authorization by such legal counsel to release and deliver such documents, so that the Closing may occur without the need for the parties to be present at such offices on the Closing Date. The Closing shall be effective (and the possession and control of the Purchased Assets and the responsibility for the Assumed Liabilities shall vest in Buyer) as of the Effective Time, and all transactions and deliveries at the Closing shall be deemed to have occurred simultaneously.

5.2  Transactions Upon the Execution of this Agreement. Upon the execution and delivery of this Agreement, each of the Shareholders shall execute and deliver to Buyer the Lock-Up Agreement in the form of Exhibit C.

5.3  Transactions at the Closing. At the Closing, the following shall occur:

(a)  Buyer shall pay the Closing Payment to the Escrow Agent;

(b)  The Escrow Agent shall disburse the Closing Payment to or for the benefit of Seller in accordance with the Disbursement Schedule; provided, however that (a) any amounts payable to Seller’s employees shall be remitted to Seller for disbursement, (b) any expenses or other amounts payable by Seller hereunder shall be retained by the Escrow Agent for appropriate payment disbursement in accordance with this Agreement or the Escrow Agreement, (c) the Escrow Holdback shall be retained by the Escrow Agent to be held and disbursed in accordance with the Escrow Agreement, and (d) the balance, if any, shall be paid by the Escrow Agent to Seller in accordance with written instructions provided by Seller.

(c)  Buyer shall deliver to Seller the certificates referred to in Sections 11.1 and 11.2;

(d)  Buyer shall deliver to Seller executed copies of the Tax elections described in ARTICLE IV;

(e)  Buyer shall provide to Seller a certificate of good standing with respect to its jurisdiction of formation;

(f)  Seller shall deliver to Buyer an assignment of Contracts, Licenses, assignments in registrable form of all trademarks, service marks, patents, copyrights, domain names, general intellectual property and registrations or applications for the same included within the Purchased Assets and a bill of sale and assignment covering the balance of the Purchased Assets, in form satisfactory to Buyer and its counsel, together with such other instruments of sale, transfer, conveyance, assignment and confirmation, and Seller shall take such further actions, as Buyer may reasonably deem necessary or desirable in order to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Purchased Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto;

(g)  Seller shall deliver to Buyer a copy of all of the Books and Records of Seller;

(h)  Seller and the Shareholders shall deliver to Buyer the certificates referred to in Sections 10.1, 10.2 and 10.3;

(i)  Seller shall deliver to Buyer the opinion of counsel referred to in Section 10.4;

(j)  Seller shall provide to Buyer a certificate of compliance with respect to its jurisdiction of formation and certificate of status for each other jurisdiction in which Seller does business;

(k)  Seller shall deliver to Buyer certified copies of personal property security reports for each jurisdiction in which Seller does business, obtained by Seller at its sole expense, with currency dates of not earlier than five (5) days prior to the Closing Date, showing that as of the currency date of said report, there are no financing statements on file in the personal property registration systems of such jurisdictions with respect to any of the Purchased Assets except for Permitted Liens or Liens for which pay-off letters in form satisfactory to Buyer have been delivered in the manner described in Section 10.6;

(l)  Seller shall deliver to Buyer a certificate issued by the Ministry of Finance of Ontario pursuant to section 6 of the Retail sales Tax Act (Ontario), which indicates that the Seller has paid all taxes collectible or payable under the said Act up to the Closing Date or has entered into an arrangement satisfactory to the said Minster for the payment of such taxes;

(m)  Seller shall deliver to Buyer all other properties, documents and certificates required to be delivered to Buyer hereunder, to the extent not theretofore delivered; and

(n)  Seller shall deliver to Buyer executed copies of the Tax elections described in ARTICLE IV;

(o)  Seller, CVF, Heptagon and Shepherd Group shall execute and deliver the Non-Competition Agreement referred to in Section 10.7;

(p)  Seller shall deliver a certified copy of its articles of incorporation, by-laws and the resolutions of its board of directors and minutes of the meeting of its shareholders approving the transactions contemplated herein, together with duly executed incumbency certificates; and

(q)  Escrow Agent shall either cause lien releases to be filed with respect to each Lien that is to be paid out of the Closing Payment or shall appoint Cassels Brock & Blackwell LLP, Buyer’s Canadian counsel, as agent to make such filings on its behalf.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF SELLER, CVF AND HEPTAGON

Seller and each of CVF and Heptagon hereby jointly and severally, subject to Section 13.8, represents and warrants to Buyer that:

6.1  Organization; Authority; Due Authorization.

(a)  Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation; has all requisite power to own, lease and operate its assets, properties and business and to carry on its business as conducted during the twelve-month period prior to the date hereof, as now conducted and as proposed to be conducted; and is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of its business or the location of its properties requires such qualification or licensing, except for such jurisdictions where the failure to so qualify or be licensed would not have any adverse effect on the enforceability of any of Seller Material Contracts or Seller’s ability to bring or defend lawsuits, or a Seller Material Adverse Effect. Schedule 6.1 sets forth all jurisdictions in which Seller is qualified or licensed to do business as a foreign corporation and all fictitious business names used by Seller within the last five (5) years. Seller changed its corporate name from Omphalos Recovery Systems, Inc. to Gemprint Corporation in accordance with Applicable Law. CVF, Heptagon and Shepard Group are the record and beneficial owners of 64.9%, 4.45% and 11.6%, respectively, of the issued and outstanding stock of Seller.

(b)  Authority to Execute and Perform Agreements. Except for obtaining the approval of Seller’s shareholders at a duly noticed meeting (which meeting and approval shall occur prior to Closing), Seller has all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and all of the other Seller Documents and (assuming the Required Contractual Consents, the Required Governmental Approvals and such approval of Seller’s shareholders are obtained) to perform fully its obligations hereunder and thereunder.

(c)  Due Authorization; Enforceability. Except for obtaining the approval of Seller’s shareholders at a duly noticed meeting (which meeting and approval shall occur prior to Closing), Seller has taken all corporate actions necessary to authorize it to enter into and perform fully its obligations under this Agreement and all of the other Seller Documents to be executed by it and to consummate the transactions contemplated herein and therein. Seller has delivered to Buyer a true and correct certified copy of the resolutions adopted by its board of directors with respect to the foregoing. This Agreement has been duly and validly executed by Seller and (assuming due authorization, execution and delivery by Buyer and obtaining the approval of Seller’s shareholders as described herein) constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts.

(d)  Approval of Shareholders. Approval to the transactions contemplated by this Agreement by Seller’s shareholders under Applicable Law and Seller’s articles of incorporation and by-laws shall occur upon obtaining the approval of holders of at least 2/3 of the issued and outstanding stock of Seller at a duly noticed meeting. All classes of stock shall be aggregated for purposes of determining whether such approval is obtained and the approval of shareholders of each class of Seller’s stock is not required to approve such transactions.

(e)  Class B Stock. As of the date hereof, CIC Industrial Interests Inc. is the registered owner of all of the issued and outstanding "Class B Stock" of Seller, such shares having been transferred to CIC Industrial Interests Inc. by Saskatoon Community Bond Corporation pursuant to a Share Sale Agreement dated December 4, 1998. On or about October 31, 1997, Saskatoon Community Bond Corporation delivered a redemption notice to Seller with respect to 860,927 of the shares of “Class B Stock”, requiring Seller to redeem such issued and outstanding "Class B Stock" and triggering the provisions for redeeming such shares under Seller's articles of incorporation and amendment. While Seller is unable to locate a second redemption notice from Saskatoon Community Bond Corporation triggering the redemption provisions for the remainder of the issued and outstanding shares of “Class B Stock”, the Share Sale Agreement dated December 4, 1998 between Saskatoon Community Bond Corporation and CIC Industrial Interests Inc. confirms that Saskatoon Community Bond Corporation triggered the redemption provisions under Seller’s articles of incorporation for all of its issued and outstanding shares of “Class B Stock” prior to the date of such agreement. As of the date hereof, the "Class B Stock" has not been redeemed by Seller. Further, Saskatoon Community Bond Corporation has not provided Seller with notice revoking its redemption notices for any “Class B Stock” as of the date hereof.

6.2  No Violation. Except as disclosed in Schedule 6.2, and assuming that the Required Governmental Approvals and the Required Contractual Consents are obtained and that the approval of the shareholders of the Seller are obtained at a duly noticed meeting, neither the execution or delivery by Seller of this Agreement or any of Seller Documents nor the consummation of the transactions contemplated herein or therein will: (a) violate any provision of the Articles of Incorporation, bylaws or other charter documents of such party; (b) violate, conflict with or constitute a default under, permit the termination or acceleration of, or cause the loss of any rights or options under, any Seller Material Contract; (c) require any authorization, consent or approval of, exemption or other action by, or notice to, any party to any Seller Material Contract; (d) result in the creation or imposition of any Lien upon any of the Purchased Assets which is not a Permitted Lien or (e) violate or require any consent or notice under any Applicable Law or Order to which Seller or any of its properties is subject (including, without limitation, the Bulk Sales Act (Ontario).

6.3  Licenses; Regulatory and Other Approvals. Schedule 6.3(a) sets forth a complete and accurate description of all Licenses of Seller, denoting which of same are transferable to Buyer pursuant to Applicable Law and which are not transferable to Buyer. All of such Licenses are in effect and in good standing. Schedules 6.3 (b) sets forth a complete and accurate description of each consent, approval, authorization, notice, filing, exemption or other requirement which must, pursuant to any Applicable Law or Order or the terms of any Seller Material Contract, be obtained from any Authority or Person or which must otherwise be satisfied by Seller or any Shareholder in order that (a) the execution or delivery by Seller or any Shareholder of this Agreement or any of the other Seller Documents, and (b) the consummation of the transactions contemplated herein or therein, will not (i) violate in any material respect any Applicable Law, any applicable Order to which such party is subject or any License of Seller; (ii) constitute a material default under, or give rise to a right of termination or acceleration of, or to a loss of any material benefits by Buyer under, any assigned Seller Material Contract; or (iii) result in the creation or imposition of any Lien upon any of the Purchased Assets which is not a Permitted Lien.

6.4  Title to Purchased Assets. Without limiting the specific representations and warranties as to specific classes of Purchased Assets contained elsewhere herein, Seller is the absolute beneficial owner of the Purchased Assets and has good and marketable title to each of the Purchased Assets owned by it and the valid and enforceable right to receive and/or use each of the Purchased Assets in which Seller has any other interest, free and clear of all Liens, other than (a) Permitted Liens or (b) the Liens listed in Schedule 6.4 which shall be paid in full at Closing out of the Closing Payment. Without limiting the generality of the foregoing, there has been no assignment, subletting or grants of any Lien by Seller in respect of any of the Purchased Assets except as expressly disclosed herein. The delivery to Buyer of the instruments of transfer of beneficial and legal ownership contemplated by this Agreement will at the Effective Time vest good and marketable title to, or the valid and enforceable right to receive and/or use, each such Purchased Asset in Buyer, free and clear of all Liens, other than Permitted Liens. No person other than Buyer has any agreement or option or right to purchase the Purchased Assets from Seller.

6.5  Financial Condition.

(a)  Financial Statements. Schedule 6.5(a) sets forth (i) the balance sheets of Seller as of December 31, 2002, 2003 and 2004 and the related statements of income and retained earnings and changes of financial position for the fiscal years then ended, which were examined by independent certified public accountants as part of the annual audit of the consolidated financial statements of CVF, and issued an unqualified opinion (except for a going concern issue) with respect thereto, and (ii) the unaudited Seller internally prepared balance sheets and statements of income of Seller for the nine-month period ended September 30, 2005. Said financial statements (i) were prepared in accordance with the Books and Records of Seller; (ii) were prepared in accordance with GAAP except that: (A) a cumulative non-cash adjustment to reflect a valuation for the convertibility features of Seller’s debt obligations to CVF has not been made, (B) an evaluation of the foreign currency translation effects has not been performed and (C) the footnotes to the balance sheets and the related statements of income do not contain all of the information required by GAAP; (iii) fairly present Seller’s financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of Seller’s financial condition and the results of its operations for the periods covered by said financial statements (except that the unaudited balance sheet as of September 30, 2005 and the related statements of income are subject to year-end audit adjustments, the net effect of which could not reasonably be expected to have a Seller Material Adverse Effect); (v) contain and reflect adequate provisions for all reasonably anticipated liabilities for all Taxes, with respect to the period then ended and all prior periods; and (vi) with respect to contracts and commitments for the sale of goods or the provision of services by Seller, contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses in excess of expected receipts.

(b)  No Undisclosed Liabilities. Except for (i) those liabilities specifically accrued or reserved against on Seller Balance Sheet, (ii) those current liabilities for trade or business obligations incurred since Seller Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of the Business and consistent with past practices, (none of which is, individually or in the aggregate, material and none of which is for breach of contract, breach of warranty, tort or infringement), (iii) those liabilities arising under any Seller Material Contract (none of which liabilities is for breach of contract, breach of warranty, tort or infringement) or (iv) those liabilities otherwise specifically disclosed in Schedule 6.5(b) (none of which liabilities is for breach of contract, breach of warranty, tort or infringement), Seller has, as of the date hereof, no direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, and whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, which individually or in the aggregate are material to the condition (financial or otherwise), assets, liabilities, business, operations, properties or prospects of Seller. Seller has no Knowledge of any circumstances, conditions, events or arrangements which may hereafter give rise to any liabilities of Seller except in the ordinary course of the Business or as otherwise set forth in Schedule 6.5(b).

(c)  Inventories. All Inventories shown on Seller Balance Sheet (which are described in Schedule 6.5(c)) and all Inventories existing as of the date hereof consisted of, and consist of, items of a quality and quantity useable and saleable in the ordinary course of business by Seller without markdown or discount, were, and are, merchantable and fit for their particular purpose, except for obsolete and slow-moving items and items below standard quality (which in any event did not, and do not, exceed normal commercial standards in amount), all of which had been, and have been, written down on the books of Seller to the lower of cost or net realizable market value or had been, and have been, provided for by adequate reserves. Except as set forth in Schedule 6.5(c), all such Inventories were, and are, owned by Seller and will be free and clear of any Liens, other than Permitted Liens, as of the Closing. No items included in such Inventories were, or are, held by Seller on consignment from others. The amounts of all such Inventories shown on Seller Balance Sheet were based on quantities determined by physical count or measurement taken on Seller Balance Sheet Date and valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years. As of the Effective Time, the Inventories will be at such levels and include such items as are adequate and sufficient to enable Buyer to conduct the Business in the ordinary course for a period of at least ten (10) weeks after the Effective Time, in a manner consistent with Seller’s prior practices.

(d)  Accounts Receivable. Schedule 6.5(d) sets forth a complete and accurate schedule of the Accounts Receivable of Seller as of Seller Balance Sheet Date, as reflected in Seller Balance Sheet, together with an accurate aging of the same. All Accounts Receivable of Seller accrued on Seller Balance Sheet and all Accounts Receivable of Seller existing as of the date hereof resulted from valid sales in the ordinary course of the Business and were, and are, subject to no valid offsets or counterclaims. Except as set forth in Schedule 6.5(d), all such Accounts Receivable were, and are, owned by Seller and will be free and clear of any Liens, other than Permitted Liens, as of the Closing. All allowances for doubtful accounts and warranty returns reflected on Seller Balance Sheet have been established in accordance with GAAP. Within six (6) months of the Closing Date, the obligors of the NWT Receivable shall have paid the entire amount of the NWT Receivable to Buyer.

(e)  Accounts Payable. Schedule 6.5(e) sets forth a true and correct aged list of all trade payables, accrued expenses and indebtedness of Seller as of Seller Balance Sheet Date and as of the date hereof. The payment to be made by the Escrow Agent at Closing in accordance with the Disbursement Schedule and the assumption by Buyer of the Assumed Liabilities shall operate to provide compliance under Applicable Law relating to bulk transfers and all amounts (including without limitation, all accrued dividends) required to be paid by Seller to holders of its “Class B Stock.”

(f)  Absence of Certain Changes. Except as indicated in Schedule 6.5(f), since Seller Balance Sheet Date, Seller has conducted the Business only in the ordinary course consistent with its past practices and has not:

(i)  suffered any change, event or condition which, in any case or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect;

(ii)  suffered any destruction, damage to or loss of any asset (whether or not covered by insurance) which has had or could reasonably be expected to have a Seller Material Adverse Effect;

(iii)  incurred any obligation or liability or taken property subject to any liability, whether absolute, accrued, contingent or otherwise and whether due or to become due, except current liabilities for trade or business obligations incurred since Seller Balance Sheet Date in connection with the purchase of goods or services in the ordinary course of the Business and consistent with its prior practices, none of which liabilities, in any event, involved a potential liability of Seller in excess of $25,000, individually, or $150,000, in the aggregate;

(iv)  mortgaged, pledged or subjected to any Lien any of its property, business or assets, tangible or intangible;

(v)  sold, transferred, leased to others or otherwise disposed of any of its assets, tangible or intangible, except for inventory sold in the ordinary course of the Business consistent with its past practices or immaterial amounts of other tangible personal property not required by the Business;

(vi)  amended or terminated any Seller Material Contract or any License of Seller or received any notice of termination of any Seller Material Contract, committed a material default under any such Seller Material Contract or License, or suffered a material default by any other party thereto;

(vii)  declared or made any payment of dividends or other distribution to its shareholders or upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(viii)  changed its accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) or revalued any of its assets;

(ix)  entered into any transaction, contract or commitment other than in the ordinary course of the Business and consistent with its prior practices;

(x)  suffered any loss of one or more material customers or any material amounts of business, in the aggregate or received notice of any such impending loss; or

(xi)  entered into any agreement or made any commitment to take any of the types of actions described in subparagraphs (i) through (x) above.

(g)  Books of Account. The books of account of Seller are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Seller as required by GAAP (other than as noted in Section 6.5(a)). Seller has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP (other than as noted in Section 6.5(a)) and (B) to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of Seller is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.6  Tax Matters. Except as indicated in Schedule 6.6:

(a)  Tax Returns. Seller has (i) duly and timely filed all Tax Returns required to be filed by it on or prior to the date hereof, which Tax Returns are true, correct and complete, and (ii) duly and timely paid all Taxes due and payable in respect of all periods up to and including the date hereof and properly accrued on Seller Financial Statements all Taxes not yet payable in respect of all periods up to and including the date hereof. Seller has heretofore provided Buyer with (i) a true and accurate schedule which sets forth each Taxing jurisdiction in which Seller has filed or is required to file, or be included in, Tax Returns and indicating whether Seller has filed unitary or separate income or franchise Tax Returns with respect to each such jurisdiction, (ii) a true and complete copy of each Tax Return of Seller for the last five complete fiscal years and such other Tax Returns as have been requested by Buyer, (iii) a schedule of all material elections with respect to Taxes affecting Seller or for which Seller is or may be liable that are in effect as of the Closing Date, and (iv) a schedule of any and all deferred intercompany transactions and excess loss accounts, including, in each case, a description and the amounts thereof. Seller has timely and properly withheld or collected, paid over and reported all Taxes required to be withheld or collected by Seller on or before the date hereof.

(b)  Asserted Tax Liabilities. (i) No Tax Authority has asserted any adjustment that could result in an additional Tax for which Seller is or may be liable or that could result in a Lien on any of its assets (collectively, “Tax Liability”); (ii) there is no pending audit, examination, investigation, dispute, proceeding or claim (collectively, “Proceeding”) relating to any Tax Liability and, to the Knowledge of Seller, no Tax Authority is contemplating such a Proceeding and there is no basis for any such Proceeding, (iii) no statute of limitations with respect to any Tax has been waived or extended (unless the period to which it has been waived or extended has expired); (iv) there is no outstanding power of attorney authorizing anyone to act on behalf of Seller in connection with any Tax Liability, Tax Return or Proceeding relating to any Tax; (v) there is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Tax Authority with respect to Seller, its income, assets or business, or any Tax Liability; (vi) Seller is not required to file Tax Returns or pay Taxes under any Applicable Law of the United States of America or any of its States or local government; (vii) Seller has not deferred any income to a period after the Closing Date that has economically accrued on or prior to the Closing Date or accelerated any deduction into a period on or before the Closing Date that economically accrues after the Closing Date; (viii) Seller is not and has never been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding; (ix) Seller is not and has never been included in any consolidated, combined or unitary Tax Return with any Person other than Seller; (x) all Taxable periods for the assessment or collection of any Tax Liability are closed by agreement or by operation of the normal statute of limitations (without extension) or will close by operation of the normal statute of limitations for such Taxes (in each case determined without regard to any omission, fraud or other special circumstance other than the timely filing of the Tax Return) and (xi) no Tax Authority has ever asserted that Seller should file a Tax Return in any jurisdiction where it does not file.

(c)  Seller’s GST Registration. Seller is duly registered under subdivision (d) of Division I of Part IX of the Excise Tax Act (Canada) with respect to GST and its registration number is 103995262RT0001. The Purchased Assets constitute all or substantially all of the assets owned and primarily used by Seller in respect of the operations of the Business.

6.7  Compliance with Applicable Laws; Governmental Matters.

(a)  General. Seller has, in all material respects, complied with and is now, in all material respects, in compliance with all Applicable Laws and Orders, and no material capital expenditures will be required in order to insure continued compliance therewith. Except for the Licenses already held by Seller, no other franchise, license, permit, Order or approval of any Authority is material to or necessary for the conduct of the Business as previously conducted during the twelve-month period prior to the date hereof, as presently conducted or as proposed to be conducted. Each such License is in full force and effect; Seller is now and has at all times in the past been in full compliance with each thereof; no violations are or have been recorded by any Authority in respect of any thereof; and no proceeding is pending, or to the Knowledge of Seller, threatened, to revoke, amend or limit any thereof. Except as indicated in Schedule 6.7(a), there are no pending or threatened proceedings by or before any Authority which involve new special assessments, assessment districts, bonds, Taxes, condemnation actions, Applicable Laws or Orders or similar matters which, if instituted, could be reasonably expected to have a Seller Material Adverse Effect.

(b)  Environmental and Industrial Hygiene Compliance. Except as set forth in Schedule 6.7(b), (i) there are no Hazardous Substances located on or in or under any of the Real Property of Seller; Seller has not used any of the Real Property of Seller or any other real property to produce, generate, manufacture, treat, store, handle, transport, or dispose of any Hazardous Substances except in compliance with Environmental Laws; (ii) Seller and the Shareholders do not have Knowledge of Seller or any of its predecessors having caused or permitted the Release of any Hazardous Substances on or off-site from any of the Real Property of Seller or any other place or places where Seller conducts or has conducted the Business or in the course of transportation by Seller from or to any real property; all Hazardous Substances disposed of, treated, or stored by Seller or, to the best of Seller’s and the Shareholders’ Knowledge, any predecessors of Seller, have been disposed of, treated and stored in compliance with all Environmental Laws; Seller has not transported any Hazardous Substances outside of Canada; and (iii) to the best Knowledge of Seller, there are no underground or above-ground storage tanks or associated piping or appurtenances (active or abandoned), or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls, or radioactive substances located on or in or under the surface of any of the Real Property of Seller or other assets used thereon.

For purposes of this Section, the defined terms being as follows:

“Applicable Authority” means any: (i) multinational, national, federal, provincial, state, regional, municipal, local, or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, or agency, whether domestic or foreign; (ii) any subdivision, agent, commission, board, or authority of any of the foregoing; or (iii) any quasi-governmental, private, or self-regulatory body, organization, or agency.

“Environmental Laws” means all federal, provincial, municipal, or local laws, statutes, regulations, ordinances, rules, guidelines, orders, directives, and other requirements of any Applicable Authority or of any court, tribunal, or other similar body, relating to environmental or health matters, including legislation governing the labeling, use, and storage of Hazardous Substances.

“Environmental Orders” means applicable orders, decisions, or the like rendered by any Authority under or pursuant to any Environmental Laws.

“Hazardous Substances” means petroleum and petroleum products, polychlorinated biphenyls, asbestos, urea formaldehyde foam insulation, any flammable and/or radioactive materials, or any other substance or material that is prohibited, controlled, or regulated under any Environmental Laws.

“Release” means a releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, spraying, burying, abandoning, incinerating, disposing, or dumping of Hazardous Substances or Hazardous Waste, or threat thereof, which is in breach of any Environmental Law or Environmental Order.

(c)  Indemnity and Hold Harmless. Without limiting any other indemnity contained herein, Seller, CVF and Heptagon shall, subject to Section 13.8, from and after the Effective Time, jointly and severally indemnify and hold harmless Buyer, and its respective shareholders, directors, officers, employees, agents and attorneys, and any successors to Seller’s interest in any such affected property, and their respective shareholders, directors, officers, employees, agents and attorneys, from and against any and all Losses directly or indirectly arising out of the presence, use, generation, storage, or disposal of Hazardous Substances on any property of Seller, whether the same was the fault of Seller or any prior owner or operator of such affected property or any other Person, including, without limitation, all general, special, foreseeable or unforeseeable consequential damages and the cost of any required or necessary repair, cleanup, or detoxification and the preparation of any closure or other required plans, whether or not such action is required or necessary prior to or following transfer of title to any such affected property, and to the full extent that such action is attributable, directly or indirectly, to the presence or use, generation, storage, release, threatened release, or disposal of Hazardous Substances by any Person on any property of Seller prior to the Effective Time.

6.8  Litigation. Schedule 6.8 sets forth an accurate and complete description of every pending or, to the Knowledge of Seller, threatened adverse claim, dispute, governmental investigation, suit, action (including, without limitation, nonjudicial real or personal property foreclosure actions), arbitration, legal, administrative or other proceeding of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting Seller, or its businesses, operations, properties, financial conditions or prospects and which could be reasonably expected to result individually (aggregating related actions) in Losses of $150,000 or more (in excess of Losses irrevocably accepted as covered under any insurance policy issued by a credit worthy insurance company). Schedule 6.8 also sets forth an accurate and complete description of every pending, or to the Knowledge of Seller, threatened action, claim, dispute, governmental investigation, suit, arbitration or other proceeding which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. Seller has delivered to Buyer copies of all relevant court papers and other documents relating to the matters referred to in Schedule 6.8. Except as disclosed in Schedule 6.8:

(a)  no such matter or matters, if decided adversely to Seller, could reasonably be expected to have a Seller Material Adverse Effect;

(b)  Seller is not in default with respect to any Order by which it is bound or to which its property is subject and there exists no Order enjoining or requiring Seller to take any action of any kind with respect to the Business;

(c)  neither Seller nor, to the Knowledge of Seller, any officer, director, manager or employee of Seller has been permanently or temporarily enjoined by any Order from engaging in or continuing any conduct or practice in connection with the Business; and

(d)  to the Knowledge of Seller, no basis exists for any claim, investigation, suit or proceeding which, if decided adversely to Seller, could reasonably be expected to have a Seller Material Adverse Effect.

6.9  Property of Seller.

(a)  Tangible Personal Property. Schedule 6.9(a) sets forth (i) a description, including the location, of each item of Tangible Personal Property owned by Seller which is (A) licensed to, and in the possession of, a Person other than Seller, or (B) having on the date hereof either a depreciated book value or estimated fair market value per unit in excess of $25,000, or not owned by Seller but in the possession of or used in the Business and having rental payments therefor in excess of $2,000 per month or $25,000 per year; (ii) a description of the owner of, and any Seller Contract relating to the use of, each such item of Tangible Personal Property not owned by Seller and the circumstances under which such property is used and (iii) the Tangible Personal Property of Seller reflected in the Seller Balance Sheet. Except as indicated in Schedule 6.9(a):

(i)  Seller has good and marketable title to each item of its Tangible Personal Property, free and clear of all Liens other than Permitted Liens and the Liens listed in Schedule 6.4 that will be paid in full at Closing out of the Closing Payment;

(ii)  no officer, director, shareholder or employee of Seller, nor any Affiliate thereof, owns directly or indirectly, in whole or in part, any item of the Tangible Personal Property of Seller or has any other interest therein; and

(iii)  each item of Tangible Personal Property owned or used by Seller or its licensees is in good operating condition and repair, usable in the ordinary course of the Business, and the operation thereof as conducted during the twelve-month period prior to the date hereof, as presently conducted and as proposed to be conducted is not in violation of any Applicable Law, including, without limitation, applicable Environmental Laws and Orders and laws relating to occupational health and safety.

(b)  Intellectual Property. Schedule 6.9(b) sets forth, as of the date hereof, (i) a true and complete description of Seller’s proprietary identification and registration system of gemstones; (ii) a true and complete schedule of each patent, patent application and associated invention, industrial model, process and design, technical information, know-how and operating maintenance or other manual and each registration and application for any of the foregoing, constituting a part of such Intellectual Property (including, without limitation, any registrations and/or applications filed with the Canadian Intellectual Property Office); (iii) registered and unregistered fictitious business name, trademark, service mark, trade name, domain name, URL, web site and slogan, and each registration and application for any of the foregoing, constituting a part of the Intellectual Property of Seller (including, without limitation, any registrations and/or applications filed with the Canadian Intellectual Property Office); (iv) a true and complete schedule of each statutory, common law and registered copyright, and each registration and application for any of the foregoing, constituting a part of such Intellectual Property (including, without limitation, any registrations and/or applications filed with the Canadian Intellectual Property Office); (v) each item of Software and associated documentation constituting a part of such Intellectual Property other than: (A) “shrink wrap” software and (B) third party software generally available to the public at a cost of less than $2,500; (vi) a true and complete list, without extensive or revealing descriptions, of each trade secret constituting a part of such Intellectual Property, including each related process or item of know-how or other technical data, and including, as to each such trade secret, the specific location of each writing, computer program or other tangible medium containing its complete description, specifications, source codes, charts, procedures, manuals and other descriptive material relating to it; (vii) a true and complete list of all Contracts to which Seller is a licensee relating to any item of such Intellectual Property; (viii) a true and complete list of all Contracts to which Seller is a licensor relating to any item of such Intellectual Property; and (ix) a true and complete list of all Contracts under which Seller is obligated to provide maintenance, support or update any of such Intellectual Property. The consummation of the transactions contemplated herein will not adversely affect in any manner the nature or usefulness of any item of such Intellectual Property in the hands of Seller. Except as indicated in Schedule 6.9(b):

(A)  Seller is the owner of all right, title and interest in and to each item of its Intellectual Property, free and clear of all Liens, other than Permitted Liens and Liens that will be paid in full, and released, at Closing out of the Closing Payment;

(B)  all patents, trademarks, service marks, copyrights and other state, provincial, federal and foreign registrations and all applications therefor listed in Schedule 6.9(b) are valid and in full force and effect and are not subject to any Taxes, maintenance fees or actions falling due within 90 days after the date hereof;

(C)  all of the Software of Seller performs in full compliance with all of the specifications therefor (including, without limitation, functional specifications) set forth in user manuals, promotional materials or license agreements;

(D)  accurate and complete copies of all source codes relating to all versions of each item of Software of Seller exist and have been made available to Buyer;

(E)  all items of Software of Seller (other than licensed Software), including all prior versions thereof, were conceived, made and reduced to practice solely by Persons who were employees of Seller, and such Software resulted exclusively from work performed by those employees for Seller; any and all ideas, designs, concepts, techniques, inventions and discoveries which were conceived, made or reduced to practice by those employees relating in any way to such Software are “works made for hire” as a matter of law and are owned exclusively by Seller; and valid registrations exist and are in effect with respect to all of such Software;

(F)  the patents and Software owned by Seller do not infringe the rights of any Person, there are no pending claims, actions, judicial or other adversary proceedings, disputes or disagreements involving Seller concerning any item of its Intellectual Property, and, to the Knowledge of Seller, no such action, proceeding, dispute or disagreement is threatened and no basis exists for such action, proceeding, dispute or disagreement;

(G)  all current officers, employees and consultants of Seller (other than employees and consultants who have not been involved in developing any Intellectual Property of Seller and who have no managerial responsibilities) have executed and delivered to Seller agreements regarding the protection of proprietary information and the assignment to Seller of all Intellectual Property rights arising from the services performed for Seller by such Persons, and Seller has made available to Buyer or its counsel copies of all such agreements;

(H)  to the Knowledge of Seller, no employee or consultant of Seller is in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement or any other Contract or restrictive covenant relating to the right of such Person to be employed or engaged by Seller or to use the Intellectual Property rights of others; and

(I)  Neither the National Research Council of Canada, any other Authority nor any other Person has any right to, or claim against, Seller’s Intellectual Property as a result of any Industrial Research Assistance Program, any Contract entered into in connection therewith or any condition or Applicable Law relating thereto.

(c)  Real Property. Schedule 6.9(c) sets forth: (i) a true and complete description of all Real Property in which Seller has any interest, and all buildings and other structures located on that Real Property; and the nature of the interest therein of Seller; and (ii) an identification of all Seller Contracts together with all amendments thereto, under which Seller has any interest or estate in any Real Property.

(d)  Necessary Properties. Except for the Real Property, the Purchased Assets include all of the assets, real properties, tangible personal properties and intangible properties necessary for the conduct of the Business as conducted during the twelve-month period prior to the date hereof, as presently conducted and as proposed to be conducted and include substantially all of those properties actually used in the conduct of such businesses during the twelve-month period prior to the date hereof.

6.10  Agreements. Schedule 6.10 sets forth a true and correct list of each Seller Contract except  any Seller Contract which is specifically identified in Schedules 6.9(a), 6.9(b), 6.9(c), 6.11, 6.12 or 6.13. Seller has delivered to Buyer a true and correct copy of the Amendment to Founders Agreement between Seller and Tolkowsky, the Amendment to License Agreement between Seller and Crystal Beam Melody, Inc. and the Amendment to Escrow Agreement between Seller and Crystal Beam Melody, Inc., all entered into and effective as of November 22, 2005.

Except as indicated in Schedule 6.10:

(a)  each Seller Material Contract is the valid and binding obligation of the other contracting party, enforceable in accordance with its terms against the other contracting party and in full force and effect, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts; there is no default or event which, with notice or lapse of time or both, would constitute a default by any other contracting party thereunder; no consent need be obtained from any Person in respect thereof in connection with the transactions contemplated hereby; and all rights of Seller thereunder are owned free and clear of any Liens, other than Permitted Liens and the Liens listed in Schedule 6.4;

(b)  Seller has fulfilled all material obligations required pursuant to each Seller Material Contract to have been performed by it prior to the date hereof, and provided that CVF and Heptagon fulfill their obligations under Section 8.3 to advance funds to Seller, Seller has no reason to believe that Seller will not be able to fulfill, when due, all of its obligations under each Seller Material Contract which remain to be performed after the date hereof;

(c)  no other contracting party to any Seller Material Contract has breached such Seller Material Contract in any material respect within the twelve-month period prior to the date hereof; Seller has no Knowledge of any anticipated material breach thereof by any such party; and there are not now, nor have there been in the twelve-month period prior to the date hereof, any disagreements or disputes between Seller and any other party to any Seller Material Contract relating to the validity or interpretation of such Seller Material Contract or to the performance by any party thereunder;

(d)  Seller is not a party to, nor is any of its property bound by, any Seller Contract, or any provision of its Articles of Incorporation or Bylaws, which (i) restricts the conduct of the Business anywhere in the world or its ability to sell products or services to a specific Person, (ii) grants most favored nation pricing and/or terms to any Person, (iii) requires or may potentially require the renegotiation of government Contracts or (iv) contains any unusual or burdensome provisions which could reasonably be expected to have a Seller Material Adverse Effect;

(e)  Seller is not under any material liability or obligation with respect to the return of inventory or products sold by Seller which are in the possession of distributors, wholesalers, retailers or customers, or with respect to credit for services rendered to third parties; and

(f)  the Assumed Contracts include all of the contracts and agreements necessary for the conduct of the Business as conducted during the twelve-month period prior to the date hereof, as presently conducted by Seller and as proposed to be conducted, and include substantially all of Seller.

6.11  Labor and Employment Matters.

(a)  Labor Agreements. Schedule 6.11 sets forth a true and current list of all of the Labor Agreements to which Seller is a party. Schedule 6.11 also includes a true and complete schedule listing the names, total annual compensation, total accrued vacation, overtime, sick leave and other fringe benefits and bonuses of each person employed by Seller presently receiving compensation.

Except as set forth in Schedule 6.11:

(i)  the employment of each employee of Seller may be terminated immediately by Seller, except as otherwise provided by statute or decisional authority;

(ii)  to the Knowledge of Seller, no key executive employee of Seller and no group of employees of Seller has plans to terminate his, her or its employment at or prior to the Closing, whether or not as a result of the transactions contemplated herein;

(iii)  Seller has no material labor relations problems and

(iv)  Seller is not a party to any collective bargaining agreements and, to the Knowledge of Seller, no labor group or group of employees has made a claim for recognition or certification.

(b)  Compliance With Labor Laws and Agreements. Seller has complied in all material respects with all Applicable Laws and Orders relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Authorities and has withheld and paid to the appropriate Authorities, or is holding for payment not yet due to such Authorities, all amounts required to be withheld from such employees of Seller and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

6.12  Employee Benefits.

(a)        Compliance with Applicable Law, etc. Seller has deducted and remitted to the relevant governmental authority all income Taxes, unemployment insurance contributions, Canada Pension Plan contributions, Workplace Safety & Insurance premiums, provincial health insurance premiums and any taxes or other amounts which it is required by statute to collect and remit to any governmental authority. All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canadian Pension Plan premiums, accrued wages, salaries and commissions, employee benefit plan payments and overtime have been properly reflected in the books and records of Seller. No notice has been received by Seller of any complaints filed by any of the employees employed or formerly employed in the Business against Seller claiming that Seller has violated the Employment Standards Act (Ontario) or the Human Rights Code (Ontario) (or any applicable employee or human rights or similar legislation in the other jurisdictions in which the Business is conducted), which are currently outstanding or of any complaints or proceedings of any kind involving Seller in respect of the employees of Seller or, to Seller’s Knowledge, after due inquiry, any of the employees of Seller, before any labor relations board. There are no outstanding orders or charges against Seller under the Workplace Safety and Insurance Act (Ontario) (or any applicable health and safety legislation in at the other jurisdictions in which the Business is conducted).

(b)        Pension Plan. Except as set forth on Schedule 6.12(b), Seller has no retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained or otherwise contributed to, or required to be contributed to, by Seller for the benefit of employees or former employees employed in the Business.

6.13  Insurance. Schedule 6.13 sets forth a true and correct list of all policies or binders of fire, liability, workers’ compensation, vehicular or other insurance held by or on behalf of Seller specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $25,000. Such policies and binders are in full force and effect and are in all material respects in accordance with the customary insurance requirements for the industry of Seller and in compliance with all Applicable Laws and Orders. Seller is not in default, nor has ever been in default, with respect to any provision contained in any such policy or binder or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Seller has complied with the terms of any co-insurance provisions contained in any such policy or policies of insurance. There are no outstanding unpaid claims under any such policy or binder. Seller has not received a notice of cancellation or non-renewal of any such policy or binder. Seller has no Knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due, or any similar state of facts which may form the basis for termination of any such insurance. Seller has never been refused any insurance with respect to its properties or operations, nor has its insurance coverage ever been limited.

6.14  Customers, Licensees and Suppliers. Schedule 6.14 is a correct and current list of all customers, licensees, and suppliers of the Business who purchased more than $25,000 of products or services from Seller, generated more than 250 registrations to Seller or sold more than $25,000 of products or services to Seller during the last fiscal year, together with summaries of the sales made to each such customer, registrations generated by such licensees and purchases made from each such supplier during Seller’s last fiscal year. Except as indicated in Schedule 6.14, no single customer of Seller, licensee or supplier is of material importance to Seller.

6.15  Potential Conflicts of Interest. Except as indicated in Section 6.15, no officer or director of Seller or any Shareholder, no key employee of Seller or any Shareholder and no Affiliate of any of the foregoing (a) owns, directly or indirectly, any interest in (excepting not more than a one percent (1%) shareholding for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is a competitor, lessor, lessee, customer, licensee or supplier of Seller; (b) holds a beneficial interest in any Seller Contract (other than stock options and other contracts, commitments or agreements between Seller and such persons in their capacities as employees, officers or directors of Seller); (c) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including, without limitation any patent, trademark, trade name, service mark, franchise, invention, permit, license, trade secret or confidential information) which Seller is using or the use of which is necessary for its conduct of the Business; or (d) has any cause of action or other claim whatsoever against Seller, except for claims in the ordinary course of the Business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements existing on the date hereof.

6.16  Certain Transactions. Schedule 6.16 contains a detailed description (including all material terms thereof) of all purchases and sales or other transactions, if any, between Seller, on the one hand, and any officer, director, manager, shareholder, partner, member, key employee or Affiliate thereof, on the other hand, within the five years immediately preceding the date of this Agreement. Except as disclosed in Schedule 6.16, all such purchases and sales or other transactions were made on the basis of prevailing market rates and terms such that from the perspective of Seller, all such transactions were made on terms no less favorable than those which would have been available from unrelated third parties.

6.17  Solvency. As of the Closing and immediately after consummating the transactions contemplated by this Agreement, Seller will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become due and payable and/or absolute and matured.

6.18  Books and Records. Seller has made all of its Books and Records available to Buyer for its inspection, each of which is accurate and complete in all material respects.

6.19  Delivery of Documents. Seller has delivered to Buyer true and current copies of all agreements and documents referred to in the Schedules.

6.20  Subsidiaries. Except for its equity interests in Crystal Beam Melody, Inc., Seller does not own directly or indirectly, any interest or investment (whether equity or debt) in any Person.

6.21  No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Seller or the Shareholders in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent, similar intermediary or other Person is entitled to any broker’s, finder’s, or similar fee, other commission or payment in connection therewith based on any agreement, arrangement or understanding with Seller or the Shareholders or any action taken by Seller or the Shareholders.

6.22  Non-Residency. Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

6.23  Full Disclosure. All documents and other papers delivered to Buyer by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. The information furnished to Buyer by or on behalf of Seller in connection with this Agreement and the transactions contemplated herein does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading. There is no fact which Seller has not disclosed to Buyer in writing which could reasonably be expected to have a Seller Material Adverse Effect.

ARTICLE VI(A)

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Subject to the exceptions and limitations set forth in this Agreement, each Shareholder hereby represents and warrants, to Buyer for itself and only with respect to itself as follows:

6.1(A) Authority, Enforceability, No Violation, Consents, Title to Shares, Etc.

(a) Organization and Good Standing. The Shareholder is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own and vote its stock in the capital of Seller.

(b) Authority; Authorization of Transactions Contemplated by this Agreement. The Shareholder has approved and authorized Seller to execute this Agreement and all of the Seller Documents to be executed by Seller and to consummate the transactions herein and therein in accordance with the Agreement. The Shareholder has all requisite power and authority to execute and deliver this Agreement and the other Shareholder documents required to be delivered by such Shareholder to which such Shareholder is a party, to consummate the transactions contemplated hereby and thereby and to perform such Shareholder’s obligations under each Shareholder Document. The execution and delivery by the Shareholder of each of the Shareholder Documents to which the Shareholder is or will be a party and the performance by the Shareholder of such Shareholder’s obligations hereunder and thereunder have been duly and validly authorized by all necessary action. Each of the Shareholder Documents to which the Shareholder is or will be a party is, or upon its execution and delivery will be (assuming the valid authorization, execution and delivery of such Shareholder Document by the other parties thereto), a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms thereof, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws relating to creditors’ rights generally and to general principles of equity. The Shareholder has delivered to Buyer the Shareholder’s duly executed Lock-Up Agreement adopting and approving this Agreement and the transactions contemplated hereby in accordance with the applicable requirements of Applicable Law, and such remains in full force and effect.

(c) No Violation. Except as set forth on Schedule 6.1(A)(c), neither the execution or delivery by the Shareholder of any of the Shareholder Documents to which the Shareholder is or will be a party, the consummation by such Shareholder of the transactions contemplated hereby and thereby, nor the performance by such Shareholder of its obligations hereunder and thereunder will (i) if the Shareholder is an entity, violate any provision of the articles of incorporation, bylaws, or other charter documents of such Shareholder or any resolution adopted by the equityholders of such Shareholder or the board of directors (or other responsible governing body) or any committee of thereof, or the Lock-Up Agreement (ii) violate, or give any Authority or other Person the right to challenge the transactions contemplated by this Agreement or any of the other or to exercise any remedy or obtain any relief under, Applicable Law.

(d) Consents. Except as set forth on Schedule 6.1(A)(d), no material filing with, and no material permit, authorization, consent or approval of, any Person is necessary for the Shareholder’s execution and delivery of this Agreement and the other Shareholder Documents, the consummation by the Shareholder of the transactions contemplated hereby or thereby or the Shareholder’s performance of the Shareholder’s obligations hereunder or thereunder.

(e) Title to Shares. The Shareholder is the sole record and beneficial owner, free and clear of any and all Liens, of the shares of Seller’s capital stock set forth opposite such Shareholder’s name on Annex I, and the shares of the Seller’s capital stock set forth therein constitute all of the shares of Seller’s capital stock beneficially owned or held of record by the Shareholder. There are no rights, obligations or other agreements or commitments (written or oral) obligating the Shareholder with respect to voting the shares of Seller’s capital stock owned by the Shareholder.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Shareholders as follows:

7.1  Due Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation.

7.2  Authority to Execute and Perform Agreements. Buyer has all requisite power, authority and approval required to enter into, execute and deliver this Agreement and the other Buyer Documents and (assuming the Required Contractual Consents and the Required Governmental Approvals are obtained) to perform fully Buyer’s obligations hereunder and thereunder.

7.3  Due Authorization; Enforceability. Buyer has taken all corporate actions necessary to authorize it to enter into and perform its obligations under this Agreement and all other Buyer Documents and to consummate the transactions contemplated herein and therein. Buyer has delivered to Seller a true and correct certified copy of the resolutions adopted by its board of directors with respect to the foregoing. This Agreement has been duly and validly executed by Buyer and (assuming the due authorization, execution and delivery by Seller) constitutes the legal, valid and binding obligations of Buyer, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts.

7.4  No Violation. Neither the execution and delivery of this Agreement and all other Buyer Documents nor the consummation of the transactions contemplated hereby and thereby will (a) violate any provision of the Certificate of Incorporation or bylaws of Buyer; (b) violate, conflict with, or constitute a default under any contract or other lease agreement or other instrument to which Buyer is a party or by which it or its property is bound; (c) require the consent of any party to any material contract or other agreement to which Buyer is a party by which it or its property is bound; or (d) violate any Applicable Laws or Orders to which Buyer or its property is subject.

7.5  Regulatory and Other Approvals. Except for such approvals as have already been obtained, no other consent, approval, authorization, notice, filing, exemption or other requirement must, pursuant to any Applicable Law or Order or the terms of any material Contract to which Buyer is a party or to which its properties are subject, be obtained from any Authority or Person or must otherwise be satisfied by Buyer in order that (i) the execution or delivery by Buyer of this Agreement and any of Buyer Documents or (ii) the consummation of the transactions contemplated herein or therein will not violate any Applicable Law or Order or the terms of any such material Contract of Buyer.

7.6  No Broker. Other than Lazard Freres & Co. LLC, no broker, finder, agent or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to, or will be paid, any broker’s, finder’s, or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer. Buyer shall fully discharge all obligations to Lazard Freres & Co. LLC, in connection with this Agreement and the transactions contemplated hereby.

7.7  Investment Canada Act. Buyer is a non-Canadian within the meaning of the Investment Canada Act (Canada).

ARTICLE VIII

COVENANTS AND AGREEMENTS OF THE PARTIES

EFFECTIVE PRIOR TO CLOSING

The parties hereto covenant and agree as follows:

8.1  Business Examinations and Physical Investigations of Purchased Assets. Prior to the Effective Time Buyer shall be entitled, through its employees and representatives, including, without limitation, Loeb & Loeb LLP, Grant Thornton LLP and Buyer’s lenders, prospective lenders, investment bankers and consultants, to make such investigations and examinations of the Business, the Purchased Assets, the Books and Records of Seller and the affairs and financial condition of Seller as Buyer may request for the purpose of familiarizing Buyer with the Business, the Purchased Assets and the Assumed Liabilities and obtaining any Required Governmental Approvals, any Required Contractual Consents or any required Licenses or Permits. In order that Buyer may have the full opportunity to do so, Seller shall furnish Buyer and its representatives during such period with all information concerning the Business, the Purchased Assets and the affairs and financial condition of Seller as Buyer or such representatives may request and cause Seller’s officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Buyer and such representatives and to make full disclosure of all information and documents requested by Buyer and/or such representatives; provided, however, that without the consent of the relevant employee, no personnel file of any employee of Seller shall be made available to Buyer or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances and all confidential information shall be subject to the Confidentiality Agreement between Buyer and Seller dated June 23, 2005. No investigation by Buyer shall, however, diminish or obviate in any way, or affect Buyer’s right to rely upon, any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.

8.2  Cooperation; Consents. Prior to the Closing Date, each party shall cooperate with the other to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all Authorities and other Persons the consent or approval of which, or a license or permit from which, is required for the consummation of the transactions contemplated herein and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations. The Shareholders shall cause Seller to timely fulfill its obligations hereunder and shall not, either directly or indirectly through any of their representatives or otherwise, take any action to hinder, delay or frustrate the consummation of the transactions described herein. Without limiting the foregoing, the Shareholders shall not revoke, rescind, withdraw or cancel their authorization and approval of the transactions described herein. The parties shall also use their respective best efforts to expedite the review process and to obtain all such necessary consents, approvals, licenses and permits as promptly as practicable. To the extent permitted by Applicable Law, the parties shall request that each Authority or other Person whose review, consent or approval is requested treat as confidential all information which is submitted to it. Notwithstanding the foregoing, in no event shall Buyer, Seller or any of their Affiliates be obligated (i) to make any payments to third parties (other than filing fees payable to Authorities), (ii) to consent to any change in the terms of any agreement or arrangement which would be materially adverse to its interests or the interests of its Affiliates, (iii) to make any disposition, including, without limitation any disposition of any Subsidiary, asset, business or line of products or (iv) to comply with any condition or undertaking or take any action which is reasonably unacceptable to it, to obtain any such Required Governmental Approval or Required Contractual Consent. Seller and Buyer shall bear their own costs and expenses incurred or fees paid to Authorities to obtain the Required Governmental Approvals and Required Contractual Consents. Each Party shall bear its own costs and expenses (including fees paid to authorities) incurred to obtain such consents, approvals, licenses or permits.

8.3  Preservation and Conduct of Business. From the date hereof through the Effective Time, Seller shall conduct the Business only in the ordinary course and consistent with prudent commercial practices and shall use its best efforts (i) to preserve the Business intact, (ii) to keep available to Buyer the services of its present officers, employees, agents and independent contractors, (iii) to pay its current obligations in a manner consistent with its past practices, and (iv) to preserve for the benefit of Buyer the goodwill of its customers, licensees, suppliers and others having business relations with it. If Seller requires additional funds in order to operate pending Closing, CVF and Heptagon shall from time to time advance such funds to Seller on a timely basis. Such advances shall be Excluded Liabilities and shall either be repaid by Seller or, if applicable, shall be converted into equity of Seller in accordance with Section 4.5.

8.4  Covenants. Without limiting the foregoing, from and after the execution of this Agreement through the Effective Time:

(a)  Affirmative Covenants. Seller shall:

(i)  (A) maintain its assets in the ordinary course of its business consistent with its past practices in good operating order and condition, reasonable wear and tear, damage by fire and other casualty excepted, (B) promptly repair, restore or replace assets in the ordinary course of its business consistent with its past practices, and (C) upon any damage, destruction or loss to any of its assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of its assets before such event;

(ii)  comply in all material respects with all Applicable Laws;

(iii)  maintain in force (including necessary renewals thereof) the insurance policies listed on Schedule 6.13, except to the extent that they may be replaced with equivalent policies appropriate to insure its respective assets, properties and business to the same extent as currently insured at the same rates or at different rates approved by Buyer;

(iv)  promptly notify Buyer of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against Seller or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Seller Material Adverse Effect; and

(v)  promptly notify Buyer in writing of any other action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Seller Material Adverse Effect, other than changes in general economic conditions.

(b)  Negative Covenants. Without Buyer’s prior written consent, which shall not be unreasonably withheld, Seller shall not:

(i)  merge or consolidate with any other Person, acquire control of all or substantially all of the assets of any other Person, or take any steps incident to, or in furtherance of, any of such actions, whether by entering into an agreement or otherwise;

(ii)  purchase, lease, license or otherwise acquire any material amount of rights or assets from any other Person other than in the ordinary course of its business and consistent with its past practices;

(iii)  sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than by a Permitted Lien) any material amount of its assets other than in the ordinary course of its business consistent with its past practices;

(iv)  make or commit to make any capital expenditure if, after giving effect thereto, the aggregate of capital expenditures made or committed to be made after the date of this Agreement would exceed $25,000;

(v)  except in accordance with Section 8.3, create, incur, assume, or guarantee any indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain any financial statement condition, in each case other than in the ordinary course of its business where the aggregate dollar amount of all of the foregoing by Seller does not exceed $50,000;

(vi)  issue or sell any shares of its capital stock of any class or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock;

(vii)  amend its Articles of Incorporation, charter bylaws or other charter documents;

(viii)  pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction for fair and equivalent value in the ordinary course of its business consistent with its past practices of liabilities or obligations reflected or reserved against in its Company Balance Sheet or incurred in the ordinary course of its business since the Seller Balance Sheet Date or as otherwise contemplated by this Agreement;

(ix)  amend, renew or terminate any Seller Material Contract or any License or Permit to which it is a party, or relinquish or fail to renew any Seller Material Contract or any License or Permit to which it is a party or waive, release or assign any material rights or claims thereunder, in each case in a manner that could reasonably be expected to have a Seller Material Adverse Effect;

(x)  commit a material default under any term or provision of, or suffer or permit to exist any condition or event which, with notice or lapse of time or both, would constitute a material default by it under, any Seller Material Contract or any of its Licenses or Permits;

(xi)  dispose of or permit to lapse any rights to the use of any Intellectual Property or dispose of or disclose any Intellectual Property not a matter of public knowledge, except for dispositions and lapses which, in the aggregate, do not have a Seller Material Adverse Effect;

(xii)  take any action which could reasonably be expected to have a Seller Material Adverse Effect; or

(xiii)  agree to do any of the things described in the preceding clauses (i)-(xii).

8.5  Interim Seller Financial Statements. From the date hereof through the Effective Time, within 30 calendar days following the end of each calendar month, Seller shall deliver to Buyer a Seller “in house” prepared summary of its earnings for the period from Seller Balance Sheet Date through the end of such calendar month and the applicable comparative period in the preceding fiscal year and balance sheet as of the end of such month, in each case accompanied by a certificate of the President of Seller to the effect that all such financial statements fairly present the financial position and results of operations of Seller as of the date or for the periods indicated, in accordance with GAAP, except as otherwise indicated in such statements or described in Section 6.5(a) and subject to year end audit adjustments. Such certificate shall also state that except as noted, from Seller Balance Sheet Date through the end of the previous month there has been no Seller Material Adverse Effect.

8.6  Notices. From the date hereof through the Effective Time, Seller shall give to Buyer prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by Seller or the Shareholders or which would render inaccurate in any material respect any of Seller’s representations or warranties of Seller or the Shareholders contained herein. Upon the request of Buyer and, in any event, two (2) Business Days prior to Closing, Seller shall provide Buyer with a copy of each Contract entered into by Seller after the date hereof.

8.7  Non-Competition. On or prior to the Closing Date, Seller and each Shareholder shall execute and deliver to Buyer the Non-Competition Agreement in the form of Exhibit B.

8.8  Employment Matters.

  Certain Employee Matters.

(i)  Except as provided in Section 3.1(c), Seller shall pay to all employees who are employed in the Business prior to or as of the Closing Date all compensation and benefits to which they are entitled (whether pursuant to Seller policy, employment agreements, severance or termination agreements, notice requirements under Applicable Law or any labor union or collective bargaining agreements) for periods prior to the Closing Date, including without limitation salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions and profit sharing, and including any contingent payments, bonuses or incentive compensation accrued but unpaid through the Closing Date, and shall be responsible for severance payments to any such employees who are employed by Buyer in the Business after the Closing Date.

(ii)  Buyer shall have the right, in its sole and absolute discretion (but not any obligation), to offer employment on or after Closing Date on, subject to Applicable Law, an “at will” basis to any of the employees of Seller, in each instance whether or not any of such persons is on disability or workers’ compensation leave as of the Closing Date, and in each instance, on terms and conditions determined by Buyer, in its sole and absolute discretion. In this regard, if Buyer so desires, from the date hereof through the Closing Date, Seller shall permit Buyer to approach and negotiate with any or all employees of Seller, including, but not limited to, managerial staff, in an effort to persuade them to continue in the employ of Seller pending the Closing and in the employ of Buyer thereafter, and Seller shall use reasonable efforts to assist Buyer in such negotiations.

(iii)  To the extent the consummation of the transactions contemplated herein (which may include the termination of Seller’s employees) requires the giving of any such notices, Seller shall be responsible for providing on a timely basis any and all required notices under Applicable Law to its employees or other Persons. Seller, CVF and Heptagon shall, subject to Section 13.8, jointly and severally indemnify and hold harmless Buyer, its Affiliates and their respective shareholders, members, directors, officers, managers, employees, agents, attorneys and successors-in-interest from and against any and all Losses which Buyer and any such other Persons may incur relating to or arising from any termination of any employee of the Business before Closing, including, without limitation, Losses related to severance expenses and payments, the failure to timely provide notice prior to termination, or costs and expenses and claims arising under any statute, rule, regulation, ordinance, policy, common law or contract.

(iv)  Notwithstanding any possible inferences to the contrary, nothing contained in this Agreement shall confer upon any employee of Seller who is hired by Buyer any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any such employee at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of any such employee. No provision of this Agreement shall create any third party beneficiary rights in any employee of the Business, any beneficiary or dependents thereof, or any collective bargaining representative thereof with respect to the compensation, terms and conditions of employment and benefits that may be provided to any such employee by Buyer or under any benefit plan which Buyer may maintain.

8.9  No Solicitation or Negotiation. Unless and until this Agreement is terminated, neither Seller nor any Shareholder shall, nor shall any of them cause, suffer or permit any of their directors, officers, employees, representatives, agents, investment bankers, advisors, accountants or attorneys to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal that constitutes or could be reasonably expected to lead to an Alternative Proposal from any Person, or engage in any discussions or negotiations relating thereto, or accept any Alternative Proposal, or make or authorize any statement, recommendation or solicitation in support of any Alternative Proposal, or provide any confidential information or data to any Person with respect to any Alternative Proposal, or otherwise facilitate, attempt to seek or continue any of the foregoing. Seller or such Shareholder who receives any of the foregoing shall notify Buyer orally and in writing of the receipt of any such inquiries, offers or proposals (including term and conditions of any such offer or proposal, the identity of the Person making it and a copy of any written Alternative Proposal), as promptly as practicable and in any event within forty-eight (48) hours after the receipt thereof, and shall keep Buyer informed of the status and details of any such inquiry, offer or proposal.

8.10  Risk of Loss. Seller hereby assumes all risk of loss, damage and destruction to all or any part of the Purchased Assets until the Effective Time from any cause whatsoever, whether or not Seller is insured therefor, including, but not limited to, fire, flood, accident, acts of God, earthquake, insurrection, riot, or other causes commonly referred to as force majeure events. Seller further assumes all risk until the Effective Time of any Seller Material Adverse Effect from any cause whatsoever.

8.11  Transition Assistance. Seller will use reasonable efforts (without incurring costs) to assist Buyer in transitioning third party provided services such as internet access, utilities, phone service, etc. and in transitionary licensees.

8.12  Assistance in Transfer of Records and Data. Seller will fully cooperate with Buyer and make such advance preparations (including making copies in advance, collecting paperwork, coordinating information about computer systems and configurations) as are necessary so that Seller can deliver, and Seller shall deliver, the data, records and other Intellectual Property to Buyer on the Closing Date.

8.13  Change of Record Title. To the extent that record title to any of the Purchased Assets continues to be held by Seller in the name of Omphalos Recovery Systems, Inc., Seller shall, prior to the Closing Date, cause record title in such Purchased Assets to be changed to its current corporate name and provide Buyer with confirmation of such change in record title in form satisfactory to Buyer and its counsel.

8.14  Meeting of Seller’s Shareholders. Within one (1) Business Day of the execution of this Agreement by all parties, the Shareholders shall cause Seller to provide notice of a meeting of all shareholders of Seller upon 21 days’ notice in accordance with its by-laws and to provide such 21 days’ notice to all shareholders of Seller of the execution of this Agreement and the desire to complete the transaction which will be voted on such meeting. Seller has provided to Buyer a true and correct copy of the notice that it shall provide to its shareholders in accordance with the preceding sentence. Seller shall hold such meeting of all shareholders of Seller on the day specified in the notice and shall not adjourn or postpone the meeting without conducting a vote on the approval of this transaction.

8.15  Bulk Sales. If Seller does not obtain an order under Section 3 of the Bulk Sales Act (Ontario) exempting the sale of the Purchased Assets from the application of such Act at least three (3) Business Days prior to the Closing Date, then Seller shall comply with the provisions of such Act and, in particular, Seller shall provide to Buyer duplicate originals of a statement of its secured and unsecured trade creditors in accordance with Section 4 of such Act at Closing and Buyer shall deduct from the Purchase Price and pay directly, or cause to be paid through Escrow by the Escrow Agent, to such creditors the amount of Seller’s indebtedness to them (other than any Assumed Liabilities) by certified cheques, provided that Buyer shall be under no obligation to pay any creditors if the aggregate amount and such indebtedness is more than the Purchase Price.

8.16  GST Registration. Prior to the Closing, Buyer shall duly register under subdivision (d) of Division I of Part IX of the Excise Tax Act (Canada) with respect to GST.

8.17  [Intentionally omitted.]

8.18  SIL. Upon Closing, and the payment by Buyer to Scientific Instrumentation, Ltd. of the amounts set forth in the Disbursement Schedule, Seller shall cause Scientific Instrumentation, Ltd. to deliver to Buyer all drawings, designs, sketches and other tangible and intangible assets relating to the manufacture of Seller’s ISi and other equipment, together with 14 completed ISi units, and all parts and supplies relating thereto.

8.19  Class B Stock. Seller shall use its best efforts to enter into an agreement prior to Closing with the holder of all of the issued and outstanding “Class B Stock” as to the amount payable to such holder in respect of such stock or other claims. Such agreement shall also contain a waiver from both Seller and the holder of the “Class B Stock” waiving the requirement in Seller’s articles of incorporation (as amended and supplemented) that the “Class B Stock” can only be redeemed sixty (60) days after Seller receives a redemption notice from the holder of the “Class B Stock”. In any event, Seller shall cause to be paid to such holder from the Purchase Price such amounts.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION

OF EACH PARTY TO CLOSE

The obligations of Seller, the Shareholders and Buyer to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing of all of the conditions set forth below in this ARTICLE IX.

9.1  No Action or Proceeding. The consummation of the transactions contemplated herein shall not violate any Applicable Law. Further, no temporary restraining Order, preliminary or permanent injunction, cease and desist Order or other legal restraint preventing the consummation of the transactions contemplated herein, or imposing material damages in respect thereof, shall be in effect, nor shall there be any action or proceeding pending or threatened by any Person which seeks any of the foregoing or seeks to impose conditions which would be materially burdensome upon the Business, and which presents a substantial risk that the relief sought will be granted.

9.2  Governmental and Other Approvals. Other than with respect to Deferred Consents, all Required Governmental Approvals and all Required Contractual Consents shall have been obtained without the imposition of any conditions that are or would be materially burdensome upon the Business. Other than with respect to Deferred Consents, all Required Governmental Approvals and Required Contractual Consents shall be in effect and all conditions and requirements prescribed by any of the same to be satisfied on or prior to the Closing Date shall have been satisfied.

9.3  Shareholder Approval. The transactions contemplated by the Agreement shall have been approved by the shareholders of Seller at a meeting duly called for that purpose upon 21 days’ notice to such shareholders.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATION

OF BUYER TO CLOSE

The obligation of Buyer to consummate the transactions contemplated herein shall be subject to the fulfillment, at or before the Closing Date, of all of the conditions set forth below in this ARTICLE X.

10.1  Representations and Warranties. The representations and warranties of Seller and the Shareholders contained in this Agreement and in each other Seller Document shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such date; provided, however, that if any portion of any representation or warranty is already qualified by materiality, then for purposes of determining whether this Section 10.1 has been satisfied, that portion of such representation or warranty as so qualified must be true and correct in all respects. At the Closing Seller and the Shareholders shall have delivered to Buyer certificates to such effect signed by the President and the Chief Financial Officer of Seller and each Shareholder, and addressed to Buyer.

10.2  Performance of Covenants. Each obligation of Seller or a Shareholder to be performed by it on or before the Closing Date pursuant to the terms of this Agreement and each other Seller Document shall have been duly performed on or before the Closing Date and such party shall have delivered to Buyer a certificate to such effect signed by its President and Chief Financial Officer and addressed to Buyer.

10.3  No Adverse Change. There shall not have occurred between the date hereof and the Closing Date any Seller Material Adverse Effect, nor shall there have occurred any event, development or state of facts or circumstances (other than a change in general economic conditions) which could reasonably be expected to result in any of the foregoing, either alone or together with other such occurrences. At the Closing Seller shall have delivered to Buyer a certificate to such effect signed by the President and Chief Financial Officer of Seller and addressed to Buyer and its lenders.

10.4  Opinion of Counsel to Seller. Buyer shall have received the favorable opinion of McCarter Grespan Robson Beynon Thompson LLP, counsel to Seller, dated as of the Closing Date, addressed to Buyer, in the form of Exhibit D.

10.5  Litigation. No action, suit or proceeding shall have been instituted before any court or governmental body or instituted or threatened by any governmental agency or body which has or could reasonably be expected to have, in the good faith opinion of Buyer, an adverse effect on the Intellectual Property or other Purchased Assets or a Seller Material Adverse Effect.

10.6  Pay-Off Letters. Seller or the Escrow Agent shall have received from each Shareholder and each Person who holds a Lien (other than a Permitted Lien) against any of the Purchased Assets a written commitment, in form satisfactory to Buyer and its counsel, to the effect that upon receipt by such party of payment in full of the obligations owed to such party as set forth in such commitment (which in the case of the Shareholders shall be subject to reduction by converting all or a portion of such obligation into equity of Seller as described in Section 4.5) such Party will release all liens and security interests in its favor encumbering the Purchased Assets. In this regard, Seller or the Escrow Agent shall also have received UCC termination statements, signed verification statements discharging the personal property security interests from each Shareholder and Person who holds a Lien (other than a Permitted Lien) against the Purchased Assets, as well as such other documents sufficient to release all other types of Liens and security interests registered against the Purchased Assets, with authority to file and/or record the same in the appropriate governmental offices upon payment of the amount set forth in such pay-off letter and shall have transmitted the same for filing and/or recordation.

10.7  Non-Competition Agreements. Seller and each Shareholder shall have executed and delivered to Buyer the Non-Competition Agreements contemplated in Section 8.7.

10.8  [Intentionally omitted.]

ARTICLE XI

CONDITIONS PRECEDENT TO THE OBLIGATION

OF SELLER TO CLOSE

The obligation of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment, at or before the Closing Date, of all the conditions set forth below in this ARTICLE XI.

11.1  Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and in each other Buyer Document shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such date; provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 11.1 has been satisfied, that portion of such representation or warranty as so qualified must be true and correct in all respects; and provided, further, that no breach of Buyer’s representations or warranties shall constitute a failure of this condition precedent unless that breach, either alone or together with all other such breaches, is material to Seller. At the Closing Buyer shall have delivered to Seller a certificate to such effect signed by the President and Chief Financial Officer of Buyer and addressed to Seller.

11.2  Performance of Covenants. Each of the obligations of Buyer to be performed by it on or before the Closing Date pursuant to the terms of this Agreement and each other Buyer Document shall have been duly performed in all material respects on or before the Closing Date; provided, however, that no breach of any such obligation or covenant shall constitute a failure of this condition precedent unless that breach, either alone or together with all other such breaches, is material to Seller. At the Closing Buyer shall have delivered to Seller a certificate to such effect signed by the President and Chief Financial Officer of Buyer and addressed to Seller.

ARTICLE XII

COVENANTS AND AGREEMENTS OF THE PARTIES

AFTER CLOSING

12.1  Continuation of Existence. Seller shall maintain its corporate existence, powers and authority until at least the second anniversary of the Closing Date and during such period shall also maintain a net worth, determined in accordance with GAAP, of at least $1,000,000.

12.2  Change Seller’s Name. Upon the Closing, Seller shall discontinue further use of the name “Gemprint”, or any other name or logo which is part of the Intellectual Property either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words (collectively the “Publication Names and Marks”). Immediately upon the Closing, the Company, the Shareholders and their Affiliates shall cease all use of the Publication Names and Marks on or in connection with all stationary, business cards, purchase orders, invoices and other similar correspondence and other documents of a contractual nature; provided, however, that where Seller is legally required to identify itself until its name has been changed, it may continue to use its corporate name. The Company and the Shareholders agree that, upon the Closing, neither the Company, the Shareholders nor any of their respective Affiliates shall have any rights in the Publication Names and Marks and neither the Company, the Shareholders nor any of their respective Affiliates shall contest the ownership or validity of any rights being assigned to Buyer hereunder in or to the Publication Names and Marks. Not later then one (1) Business Day after the Closing Date, Seller shall file articles of amendment with Industry Canada and otherwise take such corporate action as may be necessary to change its name to another name not including the word “Gemprint” or any other Publication Names and Marks. Seller shall provide Buyer, following the Closing, with a copy of the articles of amendment filed with Industry Canada.

12.3  NWT Receivable. If the NWT Receivable to be assigned to Buyer as part of the Purchased Assets has not been paid in full within six (6) months of the Closing Date, Seller shall, upon demand of Buyer, pay to Buyer the then outstanding balance of the NWT Receivable. Upon receipt of such payment, Buyer shall assign to Seller the right to collect such outstanding NWT Receivable (which shall not include any right to collect any receivable generated after the Closing Date).

12.4  Refunds and Remittances. After the Closing Date, if Seller or any of its Affiliates receives any refund or other amount which is a Purchased Asset, relates to an Assumed Liability or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Buyer.

ARTICLE XIII

INDEMNIFICATION

13.1  Indemnification by Seller, CVF and Heptagon. Seller, CVF and Heptagon shall, subject to Section 13.8, jointly and severally, indemnify, defend and hold harmless (i) Buyer, (ii) each of Buyer’s Affiliates, assigns and successors in interest to the Purchased Assets, and (iii) each of their respective shareholders, members, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from:

(a)  provided Buyer’s claim therefor is instituted by written notice within the time period specified in Section 13.6, any breach of any representation, warranty, covenant or agreement of Seller or the Shareholders contained in this Agreement or in any other Seller Document and any breach of any such representation or warranty as if such representation and warranty were made on and as of the Closing Date, including, without limitation, any attempt (whether or not successful) by any Person to cause or require Buyer to pay, perform or discharge any debt, obligation, deficiency, liability or commitment the existence of which constitutes a breach of any such representation, warranty, covenant or agreement;

(b)  any litigation, arbitration, governmental investigation, suit, action or other proceeding referred to at Section 6.8;

(c)  any severance obligation of Buyer to any of Seller’s employees that Buyer employs in the Business following the Closing in excess of the obligation being assumed by Buyer pursuant to Section 3.1(c);

(d)  any Tax Liability of Seller, any liability not disclosed in Schedule 6.5(e) or in the Disbursement Schedule or disclosed but in excess of $150,000 in the aggregate, and any other Excluded Liability;

(e)  any other debt, liability or obligation of Seller, direct or indirect, fixed, contingent or otherwise, now or as of the Effective Time known or unknown, and whether or not then due or payable, which exists at or as of the Effective Time or which arises after the Effective Time but which is based upon or arises from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Effective Time, except to the extent the same is expressly assumed by Buyer pursuant to Section 3.1;

(f)  any claim that any of the patents, software or other Intellectual Property owned by Seller and used by it infringes the rights of any other Person;

(g)  any claim by any holder of “Class B Stock” of Seller with respect to any notice of redemption, the redemption or attempted redemption of such stock, the payment of amounts due such holder or to which such holder is entitled, the approval of Seller’s shareholders to the transactions contemplated herein, any other matter which may relate to this Agreement or any other claim made by such holders; and

(h)  any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incurred in enforcing this indemnity.

13.2   Indemnification by Buyer. Provided Seller’s claim therefor is instituted by written notice within the time period specified in Section 13.7, Buyer shall indemnify, defend and hold harmless Seller from and against any Losses arising out of or due to (i) a breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any Buyer Document and any breach of any such representation or warranty as if such representation and warranty were made on and as of the Closing Date; and (ii) any liability or obligation assumed by Buyer pursuant to Section 3.1.

13.3  Computation of Losses. For purposes of calculating any Losses suffered by an indemnified party pursuant to Sections 13.1, (h), or under any other specific indemnification covenant contained in this Agreement, the amount of the Losses suffered by the indemnified party shall be the net amount of Losses so suffered after giving effect to (i) any insurance proceeds recoverable with respect to such matter and (ii) any Tax Benefits attributable to such Losses.  Each Loss shall bear interest at 5% per annum from the date incurred to the date the indemnification payment with respect thereto is made.

13.4  Notice to Indemnifying Party. Any party (the “Indemnified Party”) seeking indemnification pursuant to Sections 13.1 or 1.1(h), or pursuant to any other indemnification covenant contained in this Agreement, shall promptly give the party from whom such indemnification is sought (the “Indemnifying Party”) written notice of the matter with respect to which such indemnification is sought, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder except to the extent that (but only to the extent that) the Indemnifying Party conclusively demonstrates that (i) but for such failure, the Indemnifying Party could have avoided all or a portion of the Losses in question through contest, compromise, settlement or otherwise or (ii) the Indemnifying Party has suffered a Loss it would not have suffered absent such failure.

13.5  Third Party Claims.

(a)  Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such Third Party Claim (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third Party Claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such Third Party Claim in full if the same is decided adversely. If the Indemnifying Party assumes the defense of any Third Party Claim, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Third Party Claim, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party (it being understood that the mere fact that the Indemnifying Party is required to indemnify the Indemnified Party hereunder shall not, absent any other conflict of interest, constitute a conflict of interest for this purpose), then the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnifying Party, but in no event shall the Indemnified Party be liable for the costs and expenses of more than one such separate counsel. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party without cost to the Indemnifying Party. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such Third Party Claim, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party, invalidate, subordinate or result in a license of any Intellectual Property which is part of the Purchased Assets or impose any restriction upon its conduct of business. Notwithstanding the foregoing, however, Buyer, if it is the Indemnified Party, shall in all cases be entitled to control of the defense of any such Third Party Claim if it (a) may result in liabilities which, taken with other then existing claims by Buyer under this ARTICLE XIII, would not be fully indemnified hereunder, (b) may have an adverse impact on the operations or the financial condition of Buyer or the Business (including an effect on the Tax liabilities, earnings or ongoing business relationships of Buyer or the Business thereafter) even if the Indemnifying Party pays all indemnification amounts in full, (c) relates to any Intellectual Property which is part of the Purchased Assets, (d) seeks non-monetary relief (including, but not limited to, an order or injunction) which could adversely affect the Business, or (d) seeks criminal penalties, fines or sanctions against Buyer.

(b)  Defense by Indemnified Party. If the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may defend against such Third Party Claim and settle or compromise the same, after giving notice thereof to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) such defense with its own counsel and at its own expense. The Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Party Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner. The Indemnified Party shall not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder, unless suit shall have been instituted against it and the Indemnifying Party shall not have assumed the defense of such suit after notification as provided in Section 13.4.

13.6  Survival of Representations and Covenants of Seller and the Shareholders. Notwithstanding any right of Buyer fully to investigate the affairs of Seller and notwithstanding any actual knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer shall have the right to rely fully upon the representations, warranties, covenants and agreements of Seller and the Shareholders contained in this Agreement or in any agreement, instrument or other document delivered to Buyer by Seller, the Shareholders or any of their representatives in connection with the transactions contemplated by this Agreement. With the sole exception of those covenants which are to be performed by Seller after the Closing (which shall survive until a claim thereon is barred by the applicable statute of limitations (including extensions and waivers thereof)), each representation, warranty, covenant and agreement of Seller and the Shareholders contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the second anniversary of the Closing Date, unless, on or before such date, Buyer has delivered to Seller and the Shareholders a written notice of a claim with respect to such representation, warranty, covenant or agreement; provided, however, that (i) the representations and warranties contained in Section 6.4 shall continue indefinitely and shall not terminate or expire, and (ii) the representations and warranties contained in Sections 6.6, 6.7(b) and 6.16 shall terminate and expire ninety (90) days after the expiration of the statute of limitations (including extensions and waivers thereof) applicable to claims by third parties against Buyer in respect of the matter or matters which are the subject of such representations and warranties unless, on or before such date, Buyer has delivered to Seller a written notice of a claim with respect to such representation or warranty; and provided, further, that nothing contained herein shall terminate or limit in any manner whatsoever any rights Buyer has or may have in respect of any knowing or intentional misrepresentation by Seller or the Shareholders.

13.7  Survival of Representations and Covenants of Buyer. With the sole exception of those covenants which are to be performed by Buyer after the Closing (which shall survive until a claim thereon is barred by the applicable statute of limitations), each representation, warranty, covenant and agreement of Buyer contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the second anniversary of the Closing Date, unless, on or before such date, Seller has delivered to Buyer a written notice of a claim with respect to such representation, warranty, covenant or agreement.

13.8  Determination of Indemnification Amounts; Limitations.

(a)  Indemnity Cap Amount. Except as otherwise provided herein, the aggregate liability of Seller, CVF and Heptagon for indemnification with respect to Section 13.1(f) or any breach of a representation or warranty shall not exceed the Indemnity Cap Amount and the individual liability of each Shareholder for such indemnification shall not exceed an amount equal to the Indemnity Cap Amount multiplied by the Indemnity Percentage set forth in Annex I for each Shareholder.

(b)  Liability of Each Shareholder. The maximum liability of CVF or Heptagon with respect to any claim for Losses under Section 6.7(c) or with respect to Section 13.1(f) or any breach of a representation or warranty shall be such Shareholder’s Indemnity Percentage of the Indemnity Cap Amount; provided, that the representation’s and warranties contained in ARTICLE VI(A), and any indemnification with respect to the Non-Competition Agreement, are made severally by each Shareholder as to himself or itself only and any Shareholder who has breached such Non-Competition Agreement or any such representation or warranty as to himself or itself (but only such Shareholder) shall be liable with respect to all Losses arising from the breach thereof without being limited by Section 13.8(a).

(c)  Order of Payment. Buyer shall seek payment for any amounts due with respect to all claims for indemnification under Section 6.7(c) or ARTICLE XIII solely as follows: (i) first, out of the Escrow in accordance with the provisions of the Escrow Agreement, and (ii) second, to the extent that amounts owing by the Seller and the Shareholders exceed the amount of the remaining funds in the Escrow then due to Seller, Buyer shall be entitled to seek payment from Seller and from each Shareholder directly for such Shareholder’s Indemnity Percentage of the amount of such excess, subject to the limitation in Section 13.8(a).

13.9  No Waiver Relating to Claims for Fraud. The liability of any party under this ARTICLE XIII shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity solely with respect to such party’s fraudulent acts or omissions, if any. None of the provisions set forth in Section 13.8 shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity solely with respect to any other party’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claims for fraud, (ii) the time period during which a claim for fraud may be brought or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud.

13.10  Disbursements. Twelve (12) months from the Closing Date, Escrow Agent shall release from Escrow to Seller an amount equal to the difference between (a) $212,500 and (b) the sum of (i) the disbursements made from Escrow prior to such date, and (ii) the sum of all Losses subject to then-pending indemnification claims made under this Agreement.

ARTICLE XIV

TERMINATION; REMEDIES

14.1  Termination Without Default. Anything herein to the contrary notwithstanding, this Agreement and the transaction contemplated by this Agreement shall terminate at the close of business on February 28, 2006, unless extended by the mutual consent in writing of the parties, and, except as specified in Section 14.2, may otherwise be terminated before the Closing only as follows (and in no other manner):

(a)  Mutual Consent. By the mutual consent in writing of the parties.

(b)  Conditions to Buyer’s Performance Impossible. By Buyer upon written notice to Seller if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of Buyer set forth in ARTICLE IX or Sections 10.3, 10.4 or 10.5.

(c)  Conditions to Seller’s Performance Impossible. By Seller upon written notice to Buyer if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of Seller set forth in ARTICLE IX.

(d)  Alternative Proposal. By Buyer upon written notice to Seller and the Shareholders of a default under Section 8.9, or any of Seller, CVF or Heptagon accepts an Alternative Proposal or publicly announces that any of them are considering whether to accept an Alternative Proposal.

(e)  Buyer Option. By Buyer upon written notice to Seller, given at any time after December 31, 2005, if the Closing has not occurred by December 31, 2005 other than as a result of a default by Buyer in the performance of its obligations hereunder.

14.2  Termination Upon Default. Either party may terminate this Agreement by giving notice to the other on or prior to the Closing Date, without prejudice to any rights or obligations it may have, if (i) after written notice of the default and the passage of (A) ten (10) Business Days, in the case of a default which is by its nature incapable of being cured, or (B) thirty (30) Business Days, or such shorter period as may end upon the scheduled Closing Date, in the case of a default which by its nature is capable of being cured, the other party has failed in the due and timely performance of any of its covenants or agreements herein contained (other than those contained in Section 8.9 or there shall have been a breach of the other’s warranties or representations herein contained, and (ii) such failure or breach could reasonably be expected to give the non-defaulting party grounds not to close pursuant to Sections 10.1, 10.2, 11.1 or 11.2, as the case may be. In any such event the party who is not guilty of the breach may, in addition to all of its other rights and remedies, recover all Losses incurred by it from the party responsible for the breach.

14.3  Specific Performance. The parties acknowledge that the Purchased Assets are unique and cannot be obtained by Buyer except from Seller and for that reason, among others, Buyer will be irreparably damaged in the absence of the consummation of this Agreement. Therefore, in the event of any breach by Seller or the Shareholders of this Agreement, Buyer shall have the right, at its election, to obtain an order for specific performance of this Agreement, without the need to post a bond or other security, to prove any actual damage or to prove that money damages would not provide an adequate remedy.

14.4  Attorneys’ Fees. If Seller or Buyer shall bring an action against the other by reason of any alleged breach of any covenant, provision or condition hereof, or otherwise arising out of this Agreement (including, without limitation, in connection with an arbitration proceeding brought pursuant to Section 4.2) , the unsuccessful party shall pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled. As used in this Section 14.4 and elsewhere in this Agreement, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

14.5  Waiver of Immunity. To the extent that Seller may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Seller Document, to claim for itself or its revenues, assets or properties immunity (whether on grounds of sovereignty or otherwise) from suit, from the jurisdiction of any court from attachment prior to judgment, from attachment in aid of execution of judgment or from execution of judgment and to the extent that in any jurisdictions there may be attributed such an immunity (whether or not claimed), Seller hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity in respect of suit, jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of judgment and execution of judgment, and consents to the giving of any relief in any legal action, suit or proceeding by execution or any other form of process for the enforcement of any judgment against Seller or its properties or assets. The foregoing waiver and consent are intended to be effective to the fullest extent now or hereafter permitted by applicable law in any jurisdiction in which any suit, action or proceeding may be commenced with respect to this Agreement or any other Seller Document. Nothing expressed or implied in this Section 14.5 is intended, nor shall be construed, to constitute an agreement respecting or an expressed or implied waiver by, Seller of any such claim of immunity (i) with respect to a claim or action brought by Buyer which is not with respect to any of (A) this Agreement, (B) any other Seller Document or (C) the transactions contemplated by this Agreement, regardless of what forum such claim or action is asserted, or (ii) with respect to any claim or action brought by a party who is not a party to this Agreement, regardless of what forum such claim or action is asserted. The parties do not intend to grant, either expressly or by implication, nor shall this Section 14.5 be construed to confer, any rights on any parties not a party hereto.

ARTICLE XV

EXPENSES; CONFIDENTIALITY

15.1  Expenses. Except as otherwise expressly set forth herein, each party shall bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement, the other Seller Documents and Buyer Documents and the consummation and performance of the transactions contemplated herein and therein. Seller and Buyer shall each be responsible for one-half of the Escrow costs.

15.2  Confidentiality. Except in connection with any dispute between the parties and subject to any obligation to comply with (i) any Law, (ii) any rule or regulation of any Authority or securities exchange or (iii) any subpoena or other legal process to make information available to the Persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by Seller or any Shareholder, on the one hand, or Buyer, on the other hand, about the other, and all of the terms and conditions of this Agreement, shall, for a period of five (5) years after the date of this Agreement, be kept in confidence by each party, and each party shall cause its shareholders, members, partners, directors, officers, managers, employees, agents and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by Buyer through its own independent investigations of Seller or received by Buyer from a source not known by Buyer to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller nor to any information obtained by Buyer which is generally known to others engaged in the trade or business of Seller; and provided, further, that from and after the Closing, Buyer shall be under no obligation to maintain confidential any such information concerning Seller. In the event either party becomes legally compelled to disclose any such information, it shall promptly provide the other with written notice of such requirement so that the other may seek a protective order or other remedy. If this Agreement shall be terminated for any reason, each party shall return or cause to be returned to the other all written data, information, files, records and copies of documents, worksheets and other materials obtained by such party in connection with this Agreement. The provisions of this Section 15.2 shall survive the Closing and continue indefinitely thereafter.

15.3  Publicity. Up to (and including) the Closing Date, no publicity release or announcement concerning this Agreement or the transactions contemplated herein shall be issued without advance written approval of the form and substance thereof by Buyer and Seller; provided, however, that such restrictions shall not apply to any disclosure required by Authorities, Applicable Law or the rules of any securities exchange which may be applicable (except that each of Buyer and CVF shall provide to the other draft of any release or announcement at least one (1) calendar day prior to making such release or announcement). For a period of ten (10) days after the Closing Date, the parties shall consult with each other before issuing any press release or public statement with respect to this Agreement or the transactions contemplated herein, and, except as may be required by Applicable Law or the rules of any securities exchange which may be applicable (except that each of Buyer and CVF shall provide to the other draft of any release or announcement at least one (1) calendar day prior to making such release or announcement), will not issue any such press release or public statement prior to such consultation. Neither Seller nor any officer, employee, director, stockholder or other representative thereof shall, at any time from and after the Closing, issue any press release or make any public statement that is critical, disparaging or otherwise could reasonably be interpreted as being negative with respect to Buyer or any of its Affiliates or their respective businesses, financial condition, directors, officers, managers or employees.

ARTICLE XVI

NOTICES

16.1  Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by or telecopy or mailed first class, postage prepaid, by overnight mail by a nationally recognized service, in all cases, addressed to:

If to Buyer, to: Collectors Universe, Inc.

P.O. Box 6280
Newport Beach, California 92658
Facsimile: (949) 567-1140

Attention: Chief Executive Officer

with a copy to: Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles, California 90067
Facsimile: (310) 282-2200

Attention: Christopher J. Kelly, Esq.

If to Seller, to: Gemprint Corporation

c/o CVF Technologies Corporation
8604 Main Street, Suite I
Williamsville, NY 14221
Facsimile: (716) 565-4717
Attention: Jeff Dreben

with a copy to: McCarter Grespan Robson Beynon Thompson LLP
675 Riverbend Drive
Kitchener, Ontario,
Canada N2K 353
Facsimile:  (519) 742-1841
Attention: Paul E. Grespan, Esq.

If to CVF: CVF Technologies Corporation
8604 Main Street, Suite I
Williamsville, NY 14221
Facsimile: (716) 565-4717
Attention: Jeff Dreben

If to Heptagon: Heptagon Investments Ltd.
c/o MC-Patrimoine SA
5 Rue Cesar Soulie, 1260 Nyon
Switzerland
Facsimile: (41) 22-362-6782

If to the Shepherd Group: 1456733 Ontario, Inc.
144 Front Street West, Suite 400
Toronto, Ontario, Canada M5J 2L7
Facsimile: (416) 599-7800
Attention: John Shepherd

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address specified above. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by overnight mail, in the manner set forth above, within three (3) Business Days thereafter. Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

ARTICLE XVII

MISCELLANEOUS

17.1  Further Assurances. Each of the parties shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

17.2  Modifications and Amendments; Waivers and Consents. At any time prior to the Closing Date or termination of this Agreement, Buyer, on the one hand, and Seller, on the other hand, may, by written agreement:

(a)  extend the time for the performance of any of the obligations or other acts of the other party hereto;

(b)  waive any inaccuracies in the representations and warranties made by the other party contained in this Agreement or any other agreement or document delivered pursuant to this Agreement; and

(c)  waive compliance with any of the covenants or agreements of the other party contained in this Agreement. However, no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits a waiver or consent by or on behalf of any party hereto, such waiver or consent shall be given in writing.

17.3  Entire Agreement. This Agreement (including the Exhibits hereto and Schedules) and the agreements, documents and instruments to be executed and delivered pursuant hereto or referred to herein are intended to embody the final, complete and exclusive agreement among the parties with respect to the purchase of the Purchased Assets and related transactions; are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

17.4  Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon, whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in New York County, New York, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner prescribed in ARTICLE XVI or in any other manner authorized by New York law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

17.5  Binding Effect. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives. Neither this Agreement, nor any rights or obligations of any party hereunder, may be assigned by a party without the prior written consent of the other party; provided, however, that prior to or following the Closing, this Agreement and any rights and obligations of Buyer hereunder, and under any Buyer Documents may, without the prior written consent of Seller, be assigned and delegated by Buyer to any Person affiliated with Buyer or pledged or hypothecated to any lender(s) of Buyer or any such Affiliate, and following the Closing, this Agreement and any rights and obligations of Buyer hereunder and under any Buyer Documents may also be assigned and delegated by Buyer, without the prior written consent of Seller, to any successor-in-interest of Buyer to the Business or the Purchased Assets or to a substantial portion thereof; provided, however, that no delegation by Buyer of any such obligation shall relieve Buyer of liability therefor.

17.6  Counterparts/Facsimile Signatures. This Agreement may be executed simultaneously in any number of counterparts and by facsimile signatures, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart.

17.7  Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17.8  Currency. All payments required to be made pursuant to this Agreement, including, without limitation, all amounts which in the aggregate comprise the Purchase Price and adjustments thereto made subsequent to the Closing, and amounts required to be paid in accordance with any indemnity provisions of this Agreement, shall be made in United States dollars.

17.9  Severability. In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

17.10  No Third Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement.

17.11  Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

17.12  Time. Time shall be of the essence hereof.

17.13  No Contra Proferentem. The parties acknowledge and agree that they have each had ample time and opportunity to obtain legal and other professional advice which may deem necessary or desirable with respect to this Agreement and the transactions contemplated hereunder and that in continuing any provision in this Agreement or any document contemplated hereby, the legal principle of “contra proferentem” shall not apply or be applied.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COLLECTORS UNIVERSE, INC.

a Delaware corporation

By:
Its:

GEMPRINT CORPORATION

a Canadian corporation

By:
Its:

CVF TECHNOLOGIES CORPORATION

a Nevada corporation

By:
Its:

HEPTAGON INVESTMENTS LTD.

a British Virgin Islands corporation

By:
Its:

1456733 ONTARIO, INC.

an Ontario, Canada corporation

By:
Its:

S-1

ANNEX I

Shareholder	Shares of Capital Stock	Indemnity Percentage
CVF	31,536,066 shares of “Class A Stock”	93.6%
Heptagon	2,162,974 shares of “Class A Stock”	6.4%
Shepherd Group	5,614,743 shares of “Class A Stock”	0%

A-1